Exhibit 10.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
SALE OF CERTAIN ASSETS
OF
KEYLINK SYSTEMS, A BUSINESS
OF
AGILYSYS, INC.,
AND
AGILYSYS CANADA INC.
TO
ARROW ELECTRONICS, INC.,
ARROW ELECTRONICS CANADA LTD.,
AND
SUPPORT NET, INC.
DATED: January 2, 2007

SCHEDULES:

1.1(a)	Sold Business Real Property Leases
1.1(b)	Sold Business Owned Real Property
1.1(c)	Tangible Personal Property
1.1(d)	Sold Business Marks
1.1(f)	Customer and Sales Information
1.1(g)	Prepaid Expenses and Deposits
1.1(h)	Assumed Contracts
1.1(k)	Software
2.1(a)	Accounts Payable
2.1(b)	Material Contract Breaches
3.2	Summary of Significant Reserve Policies
3.3	Allocation of Purchase Price
4.4	Conflicts
4.5	Financial Statements
4.6	Material Permits and Licenses
4.7	Litigation
4.8	Title
4.9	Inventories
4.10	No Changes
4.10(i)	Changes to Benefit Plans
4.11(a)	Registered Sold Business Marks
4.11(b)	Sold Business Intellectual Property
4.11(d)	Intellectual Property Infringement
4.12(g)	Environmental
4.13(a)	Benefit Plans
4.13(b)	Acceleration
4.14(a)	Sold Business Employees
4.14(b)	Employees
4.15(c)	Material Contracts
4.15(d)(i)	Material Contracts delivered to Buyers
4.16(b)	Sold Business Real Property
4.17	Taxes
4.18	Sellers’ Brokers and Finders
4.20	No Undisclosed Liabilities
4.21(a)	No Affiliate Transactions
4.21(b)	Arm’s Length Basis
4.22	Accounts Receivable
4.23	Guarantees
4.24	Insurance
4.25	Warranties
5.7	Buyers’ Brokers and Finders
8.1.7(c)	Surety Bonds
8.1.13	Employee Matters
8.2.2(i)	Change of Control Agreements
10.14(a)	Knowledge
10.14(b)	Terminated Suppliers

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 2nd day of January, 2007 by and among AGILYSYS, INC., an Ohio corporation (“Agilysys”), AGILYSYS CANADA INC., an Ontario corporation (“Agilysys Canada” and, together with Agilysys, “Sellers”), and Arrow Electronics, Inc., a New York corporation (“Buyer”), Support Net, Inc., an Indiana corporation (“US Buyer”), and Arrow Electronics Canada Ltd., a Canadian corporation (“Canadian Buyer”, and together with Buyer and US Buyer, “Buyers”).
RECITALS
     WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyers wish to acquire certain of the assets of Sellers relating to Sellers’ business, as presently conducted, of distributing enterprise computer technology products through their reseller channel, which is operated by Sellers as “Keylink Systems” (the “Sold Business”);
     WHEREAS, US Buyer is prepared to assume the “Assumed Liabilities” (as defined below) of Agilysys, and Canadian Buyer is prepared to assume the Assumed Liabilities of Agilysys Canada; and
     WHEREAS, on and subject to the terms and conditions set forth herein, Agilysys desires to sell and US Buyer desires to purchase, the “Purchased Assets” (as defined below) of Agilysys, and Agilysys Canada desires to sell and Canadian Buyer desires to purchase, the Purchased Assets of Agilysys Canada.
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the parties hereby agree as follows:
SECTION 1.
PURCHASE OF ASSETS
     SECTION 1.1. Assets to Be Purchased by Buyers. Subject to Section 1.2, Sellers hereby agree to sell, convey, assign, transfer and deliver to Buyers, and Buyers agree to purchase as of the Closing, (i) all of the assets used in connection with the Sold Business other than the assets which are used by both the Sold Business and the other businesses of Sellers, as the same exist on the Closing Date, including those reflected in the unaudited balance sheet of the Sold Business as of September 30, 2006 (the “Balance Sheet”) (subject to any adjustments thereto contained in the Final Balance Sheet) and (ii) all of the related work papers, documents and records generated by Sellers and their accountants in connection therewith, including, without limitation, the following:
          (a) So long as Sellers shall have delivered to Buyers consents to assignment from the respective lessors with respect thereto, the rights, subject to the obligations, under the leases together with all amendments, modifications and supplements thereto (the “Sold Business Real Property Leases”), for the real property set forth on Schedule 1.1(a) (the “Sold Business Leased Real Property”), and all

leasehold interests therein and all rights of Sellers to leasehold improvements located thereon to the extent covered by the Sold Business Real Property Leases, and all fixtures, machinery, installations and equipment attached thereto and located thereon;
          (b) All right, title and interest in and to the real property, and all rights, title, privileges and appurtenances thereto (including, without limitation, all development rights, air rights, mineral rights and water rights related thereto), listed on Schedule 1.1(b) (the “Sold Business Owned Real Property” and, together with the Sold Business Leased Real Property, the “Sold Business Real Property”) and all fixtures, machinery, installations and equipment attached thereto and located thereon;
          (c) All right, title and interest in and to the furniture, fixtures, improvements, supplies, computers, machinery, equipment and other tangible personal property described, or of the type listed, on Schedule 1.1(c), which schedule shall be updated as of two days prior to the Closing (“Tangible Personal Property”);
          (d) All right, title and interest in and to the Marks listed on Schedule 1.1(d) hereto and all other Marks used exclusively in connection with the Sold Business, together with the goodwill associated therewith (the “Sold Business Marks”), the Trade Secrets that are used exclusively in connection with the Sold Business (“Sold Business Trade Secrets”), the copyrights that are owned by Sellers that are used exclusively in connection with the Sold Business and any applications and registrations therefor (the “Sold Business Copyrights” and collectively with the Sold Business Marks and the Sold Business Trade Secrets, the “Sold Business Intellectual Property”), together with all rights of Sellers to recover damages for any past, present or future infringement, misappropriation or other violation of the Sold Business Intellectual Property;
          (e) All right, title and interest in the inventories of the Sold Business, including all products, supplies and packaging materials, on hand or in route to Sellers from suppliers (collectively, the “Inventory”);
          (f) Sellers’ customer lists (subject to applicable privacy Laws) as set forth on Schedule 1.1(f), which schedule shall be updated as of two days prior to the Closing, customer files, sales literature and all related documentation as in effect at the Closing and used exclusively in connection with the Sold Business;
          (g) The prepaid expenses, prepaid deposits, retainers, customer deposits, credits, advances, and security deposits of Sellers in respect of the Sold Business including, without limitation, those set forth in Schedule 1.1(g); provided, however, that prepaid expenses shall not include any expenses associated with Terminated Suppliers;
          (h) All of Sellers’ rights and interests in and to all of the contracts which are utilized exclusively in connection with the Sold Business including, without limitation, Material Contracts and other contracts relating to suppliers and customers, open purchase orders and open sales orders, including without limitation those contracts that are identified, or of the type listed, on Schedule 1.1(h) (collectively, the “Assumed Contracts”);
          (i) All books, records, files and papers, whether in hard copy or computer format, of Sellers to the extent they contain information relating to the Sold Business or to any of the Transferred Employees. To the extent any such books, records, files and papers are (i) also used in connection with any of Sellers’ businesses other than the Sold Business, (ii) are required by Law to be retained by Sellers or (iii) relate to any income tax credit, bankruptcy or creditors’ rights claims or other credit, Sellers may deliver copies or other reproductions from which information solely concerning Sellers’ businesses other than the Sold Business has been deleted;
          (j) Except as listed in Section 1.2(b), all accounts and notes receivable and other claims for money due Sellers in existence as of the close of business on the Closing Date which have been generated in the ordinary course of business by the Sold Business (collectively, the “Accounts Receivable”); provided, however, that the Accounts Receivable shall not include any accounts receivable (A) subject to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith or (B) related to the Pre-Closing Lost Customers;
          (k) All software (including without limitation all web-based technology and software related to such web-based technology and customer-facing software used or held for use exclusively by the Sold Business) listed on Schedule 1.1(k) and other copyrightable subject matter that is used exclusively in the Sold Business, and all tangible materials that embody any Sold Business Intellectual Property; and
          (l) All rights, title and interests, subject to the obligations, under any leases for Tangible Personal Property (the “Tangible Personal Property Leases”).
     The above-described assets to be purchased and sold pursuant to this Agreement are referred to as the “Purchased Assets.” Notwithstanding the forgoing, to the extent that Agilysys Canada has any right, title and interest in any of the Purchased Assets prior to the Closing, such assets shall be acquired by Canadian Buyer (the “Canadian Purchased Assets”).
     SECTION 1.2. Assets to be Retained by Sellers. Sellers shall retain and Buyers shall not purchase from Sellers any properties or assets of Sellers which are not included among the Purchased Assets including, but not limited to, the following properties and assets of Sellers:
          (a) All cash on hand and checks received pending collection as of the close of business on the Closing Date, notes, bank deposits, certificates of deposit, marketable securities and other cash equivalents, including, but not limited to, the consideration payable by Buyers to Sellers under this Agreement in respect of the Purchase Price;

          (b) All income and other tax credits, all tax refund claims (including any credits for deferred taxes) and all bankruptcy or creditors’ rights claims; provided, however, that with respect to any tax certiorari or other proceedings for the reduction of real estate taxes, Sellers shall only be entitled to that portion of any net tax refund, after deducting Buyers’ costs of prosecuting the same, attributable to the period prior to the Closing;
          (c) All rights of Sellers under this Agreement and the agreements and instruments delivered to Sellers by Buyers pursuant to this Agreement;
          (d) All rights to (i) all Marks, Trade Secrets, and copyrights and applications and registrations therefor, not specifically covered by Section 1.1(d), together with any and all goodwill associated therewith, and (ii) all software and other Intellectual Property not specifically covered by Section 1.1(k) (collectively, the “Retained Intellectual Property”);
          (e) All capital stock of, or ownership interest in, any entity owned by Sellers;
          (f) All books, records, files and papers, whether in hard copy or computer format, that (i) Sellers shall be required to retain pursuant to any statute, rule, regulation, ordinance, contract or agreement, (ii) contain information relating to any employee of Sellers other than a Transferred Employee or any business or activity of Sellers or their Affiliates not relating exclusively to the Sold Business or (iii) relate to any income tax credit, bankruptcy or creditors’ rights claims or other credit;
          (g) The minute books, stock transfer books and corporate seals of Sellers and any other books and records of Sellers relating to the Retained Assets or the Retained Liabilities;
          (h) Insurance policies carried by or covering Sellers and all credits or other amounts due or to become due on account of or with respect to such policies;
          (i) All accounts receivable of Sellers not generated by the Sold Business;
          (j) All rights and interests in and under the Retained Benefit Plans (as defined below) and related instruments and records;
          (k) All rights of Sellers under all contracts and agreements to which Sellers are a party that do not constitute Assumed Contracts;
          (l) All real property and leasehold interests of Sellers not listed on Schedules 1.1(a) or 1.1(b) (the “Retained Real Property”);
          (m) All inventory, machinery, equipment and tangible assets located at the Retained Real Property and not otherwise part of the Tangible Personal Property, Inventory or subject to the Tangible Personal Property Leases;

          (n) All claims, causes of action, choses in action, rights of recovery and rights of set off of any kind against any Person arising out of or relating to events prior to the Closing which do not arise out of the Purchased Assets or the Assumed Liabilities; and
          (o) All other assets of Sellers not specifically included among the Purchased Assets and transferred to Buyers pursuant to Section 1.1.
     The above-described assets to be retained by Sellers pursuant to this Agreement are referred to as the “Retained Assets.”
SECTION 2.
ASSUMPTION OF LIABILITIES
     SECTION 2.1. Assumed Liabilities. Buyers hereby agree to assume at the Closing and to pay, perform and discharge when due and indemnify and hold Sellers harmless against the following liabilities and obligations of Sellers incurred exclusively in connection with the Sold Business, as the same shall exist at the Closing (such liabilities and obligations are hereinafter referred to as the “Assumed Liabilities”):
          (a) All accounts payable and accrued expenses relating to the Sold Business incurred in the ordinary course of business consistent with past practice as of the Closing Date to the extent reflected or reserved against in the Audited Balance Sheet, including, without limitation, those listed on Schedule 2.1(a) hereto; provided, however, that such accounts payable and accrued expenses shall not include any liabilities associated with any of the Disputed Payables or any Retained Benefit Plan;
          (b) Sellers’ liabilities, obligations and duties under all Assumed Contracts, Sold Business Real Property Leases (so long as Sellers have delivered to Buyers consents to assignment from the respective lessors with respect thereto) and Tangible Personal Property Leases; provided, however, Buyers shall not assume any liabilities, obligations or duties under such Assumed Contracts, Sold Business Real Property Leases or Tangible Personal Property Leases for any material breach thereof by Sellers for any period prior to the Closing unless such breach is listed on Schedule 2.1(b);
          (c) (i) All liabilities and obligations that arise after the Closing with respect to or relating to the Purchased Assets, except for any liabilities or obligations otherwise retained by Sellers under Sections 2.2 or this Section 2.1, and (ii) Assumed Litigation subject to Section 9.2;
          (d) Any liability under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Law to which Transferred Employees are entitled, either now or hereafter, in connection with the transactions contemplated hereby;
          (e) All liabilities and obligations specifically assumed by Buyers pursuant to Section 8.2.2; and

          (f) Product liability claims arising out of claims of third parties for damage or injury suffered as the result of defective products sold by Sellers prior to the Closing Date for which Buyers receive reimbursement or indemnification by a supplier of the Sold Business (the “Assumed Product Liabilities”).
     Notwithstanding the foregoing, to the extent that prior to the Closing, any of the Assumed Liabilities are the liabilities or obligations of Agilysys Canada, such Assumed Liabilities shall be assumed by Canadian Buyer (“Canadian Liabilities”).
     SECTION 2.2. Liabilities to be Retained by Sellers. Sellers shall retain all liabilities and obligations of Sellers not expressly assumed by Buyers pursuant to Section 2.1, including, without limitation the following liabilities and obligations of Sellers (all such retained liabilities and obligations are hereinafter referred to as the “Retained Liabilities”):
          (a) All liabilities and obligations of Sellers under this Agreement and the agreements and instruments delivered by Sellers to Buyers pursuant to this Agreement;
          (b) Any obligation to pay Sellers’ fees or expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, fees and expenses of brokers, finders, investment bankers, attorneys, consultants, accountants or representatives (except as otherwise set forth in Section 3.2(d));
          (c) Sellers’ liability for any severance or termination pay under any Retained Benefit Plan, this Agreement, or any other policy or contract of Sellers (collectively “Severance”), to any individuals who are Sold Business Employees, either now or hereafter, in connection with the transactions contemplated hereby or otherwise;
          (d) All liabilities and obligations (i) under Sellers’ “change of control” agreements to which any individuals who are Sold Business Employees are entitled, either now or hereafter, in connection with the transactions contemplated hereby or otherwise, and (ii) relating to the vesting of participants and beneficiaries accounts under the retirement plan of Seller;
          (e) Except as otherwise expressly provided in Section 8.2.2, any liabilities or obligations with respect to any Sold Business Employee that accrued or arose prior to the Closing, including without limitation with respect to any benefits under any Retained Benefit Plans (regardless of when such liabilities accrued or arose);
          (f) All liabilities and obligations for taxes relating to the Sold Business for all periods (or portions thereof) ending on or prior to the Closing Date, and all liabilities for deferred Taxes;
          (g) All actions or proceedings pending against Sellers or relating to the Sold Business prior to the Closing Date, other than Assumed Litigation subject to Section 9.2;

          (h) All Retained Environmental Liabilities (regardless of whether such liabilities are liabilities or obligations of Sellers);
          (i) All obligations with respect to the Sold Business for repair or replacement of, or refund for, damaged, defective or returned goods sold by Sellers prior to the Closing Date (the “Returned Goods”);
          (j) All liabilities with respect to the Sold Business arising out of claims of third parties for damage or injury suffered as the result of defective products sold by Sellers prior to the Closing Date other than Assumed Product Liabilities (the “Product Liabilities”); and
          (k) All liabilities with respect to the City of Solon, Enterprise Zone Agreement, dated April 20, 1998.
SECTION 3.
CONSIDERATION
     SECTION 3.1. Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to Four Hundred Eighty Five Million Dollars ($485,000,000) (the “Purchase Price”), and the assumption by Buyers at the Closing of the Assumed Liabilities. At the Closing, Buyers shall pay the Purchase Price by wire transfer of immediately available funds to such account as Sellers may reasonably direct by written notice delivered to Buyers by Sellers at least two (2) Business Days prior to the Closing Date. Buyers and Sellers acknowledge and agree that no amount of the Purchase Price is received, receivable or allocated explicitly to the covenants contained in Section 8.2.9.
     SECTION 3.2. Purchase Price Adjustment.
          (a) Audited Balance Sheet Preparation. No later than 60 days after the Closing Date, Sellers shall deliver to Buyers a balance sheet of the Sold Business dated as of the Closing Date audited by Ernst & Young (the “Independent Auditors”) in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “Audited Balance Sheet”). The Audited Balance Sheet will be prepared in accordance with generally accepted accounting principles using Sellers’ historical internal accounting practices and prepared in a manner consistent with the Balance Sheet. Audited Balance Sheet items listed on Schedule 3.2(a) will be estimated consistent with the methodology set forth in Schedule 3.2(a) which is consistent with the methodology used in preparation of the Financial Statements (as defined in Section 4.5). As part of the preparation of the Audited Balance Sheet, Buyers shall have the right to jointly conduct with Sellers a complete physical inventory of the Sold Business as of the Closing Date and the results thereof shall be reflected in the Audited Balance Sheet. The Audited Balance Sheet shall fairly present in all material respects the financial position of the Sold Business as of the Closing Date. Buyers and Sellers shall equally share the cost of the preparation and audit of the Audited Balance Sheet.
          (b) Audited Balance Sheet Review. All work papers, documents and records used or generated by Sellers and the Independent Auditors in connection with the preparation of the Audited Balance Sheet, along with access to Sellers’ accountants and management personnel, will be made available to Buyers. Unless Buyers give Sellers written notice of their objection by the thirtieth (30th) day after Buyers’ receipt of the Audited Balance Sheet, the Audited Balance Sheet will become final and binding on the parties and will be deemed to be the “Final Balance Sheet.”
          (c) Audited Balance Sheet Dispute. If Buyers object (as provided in the last sentence of Section 3.2(b)) to the Audited Balance Sheet and Buyers and Sellers are able to resolve their dispute within fifteen (15) days after Sellers’ receipt of Buyers’ written objection, the Audited Balance Sheet (reflecting the resolution) will be final and binding on the parties and will be deemed to be the “Final Balance Sheet.” If Buyers object (as provided in the last sentence of Section 3.2(b)) to the Audited Balance Sheet and Buyers and Sellers are unable to resolve their dispute within fifteen (15) days after Sellers’ receipt of Buyers’ written objection, the dispute will be resolved by Price Waterhouse Coopers or any other mutually acceptable certified public accounting firm (the “Independent Accountants”). The Independent Accountants will be instructed to perform their services as expeditiously as possible. The resolution of the Independent Accountants shall be presented in an “Arbitrator’s Award Report,” prepared by the Independent Accountants, which shall be final and binding on the parties. Buyers and Sellers shall each be given the opportunity to submit any documents to the Independent Accountants, with a copy to the other party, which that party believes will assist the Independent Accountant in the production of the Arbitrator’s Award Report. The decision of the Independent Accountants as reflected in the Arbitrator’s Award Report shall be reflected in a Final Balance Sheet to be issued by Sellers as soon as possible thereafter.
          (d) Cost of Independent Accountants. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared equally by Buyers and Sellers.
          (e) Working Capital Adjustment. The Purchase Price shall be subject to adjustment as follows (“Working Capital Adjustment”): If Working Capital is less than the Target Working Capital, the Purchase Price shall be decreased in amount equal to the difference between the Target Working Capital and the amount of the Working Capital. If the Working Capital is greater than the Target Working Capital, the Purchase Price shall be increased in an amount equal to the difference between the amount of the Working Capital and the Target Working Capital. As used herein, “Working Capital” is defined as current assets (included in Purchased Assets) less current liabilities (included in Assumed Liabilities), as reflected on the Final Balance Sheet. Payments owed to either Buyers or Sellers as a result of the Working Capital Adjustment shall be made within 5 days after issuance of the Final Balance Sheet, by wire transfer of immediately available funds. Any such payments shall be an adjustment to the Purchase Price.
     SECTION 3.3. Allocation of Purchase Price. The aggregate fair market values of the Purchased Assets and the allocation of the Purchase Price and Assumed Liabilities that are liabilities for income tax purposes among the Purchased Assets as of the Closing Date for purposes of Section 1060 of the Internal Revenue Code and for all Canadian and other tax purposes will be agreed to no less than three (3) business days before the Closing and such allocation shall be attached to this Agreement as Schedule 3.3. Such allocation shall be amended to update any adjustment to the Purchase Price. Buyers and Sellers agree to be bound by such fair market value determination and allocation, as it may be amended from time to time, and to complete and attach Internal Revenue Service Form 8594 to their respective U.S. tax returns accordingly and to file all comparable Canadian and other tax returns accordingly.
     SECTION 3.4. Pre-Closing Lost Customers-Lost Oracle Sales Adjustment. Sellers shall notify Buyers promptly in the event that (i) any of the contracts of customers of the Sold Business (either with Sellers or with suppliers of the Sold Business) for the purchase of products from the Sold Business have been terminated prior to the Closing Date (the “Pre-Closing Lost Customers”) or (ii) as of the Closing Date, Oracle has not consented to the transaction contemplated by this Agreement (the “Oracle Refusal”). In the event that Buyers receive notice or become aware of any Pre-Closing Lost Customers or of an Oracle Refusal then, in addition to any adjustment pursuant to Section 3.2, the Purchase Price shall be reduced by an amount equal to the product of (x) the amount by which the sum of (a) the sales to such Pre-Closing Lost Customers during the twelve (12) month period ending September 30, 2006 (the “Pre-Closing Lost Sales”) and (b) sales of Oracle products during the twelve (12) month period ending September 30, 2006 (the “Oracle Lost Sales”), exceeds $200 million, multiplied by (y) 0.35 (the “Lost Customers Multiple”).
SECTION 4.
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers represent and warrant (jointly and severally) to Buyers that:
     SECTION 4.1. Corporate Status.
          (a) Organization and Power. Agilysys and Agilysys Canada are corporations duly organized, validly existing and in good standing under the Laws of the State of Ohio and the Province of Ontario, Canada, respectively. Sellers have full corporate power to: (a) own, lease and operate the Purchased Assets and carry on the Sold Business as and where such Purchased Assets are now owned or leased and as such Sold Business is presently being conducted by each of them; and (b) execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by such Seller in connection herewith.
          (b) Qualification. With respect to the operation of the Sold Business, each Seller is qualified to do business as a foreign or extra-provincial corporation in each jurisdiction where the failure to be so qualified could result in a Material Adverse Effect.
     SECTION 4.2. Sellers’ Enforceability. The execution and delivery of this Agreement and, subject to the approval of the shareholders of Agilysys, the due consummation by Sellers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Sellers. This Agreement constitutes (and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of Sellers enforceable in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding at equity or at Law).
     SECTION 4.3. Governmental Approvals. Subject to the parties’ waiver of applicable bulk sales Laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any federal, state, territorial, municipal, local, provincial or foreign governmental, regulatory, or other public body or any subdivision, agency, instrumentality, or court (a “Governmental Authority”) is required in connection with the execution, delivery or performance of this Agreement by Sellers or any other agreement, instrument or document to be delivered by or on behalf of Sellers in connection herewith, except for (a) such consents, filings and approvals as may be required pursuant to the Hart Scott Rodino Act (“HSR”) or by the Competition Act (Canada) (the “Competition Act”), and (b) such other orders, authorizations, registrations, declarations or filings with any Governmental Authority the failure of which to be obtained or made will not (x) materially impair the ability of Sellers to perform their obligations hereunder or (y) prevent the consummation of any of the transactions contemplated hereby.
     SECTION 4.4. Absence of Conflicts. Subject to receipt of the approvals, consents, orders, declarations and other matters set forth in Section 4.3 and except as set forth on Schedule 4.4, neither the execution, delivery nor performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Sellers in connection herewith will result in the acceleration of any of the Assumed Liabilities or the creation of any Lien on any of the Purchased Assets (other than Permitted Liens and the Liens created by Buyers as of the Closing Date) or conflict with, violate or result in any material breach of or constitute a material default under (whether upon notice or the passage of time or both) any (i) Law applicable to Sellers, (ii) instrument to which any Seller is a party or by which any Seller is bound relating to the Sold Business, excluding any supplier contracts, customer contracts, purchase orders, sales orders, and any non-disclosure agreements, the violation, conflict, breach or default of which would not reasonably be likely to result in a Material Adverse Effect, (iii) any provision of the Articles of Incorporation or Code of Regulations, as amended, or any similar document, of any Seller, or (iv) such other orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not (x) reasonably be likely to result in a Material Adverse Effect, (y) materially impair the ability of Sellers to perform their obligations hereunder, or (z) prevent the consummation of any of the transactions contemplated hereby.
     SECTION 4.5. Financial. The unaudited balance sheet and the related Statement of Net Sales, Cost of Goods Sold and Direct Operating Expenses (the “Statement of Operations”) of the Sold Business for the fiscal year ended March 31, 2006, and at and for the six month period ended September 30, 2006, are attached hereto as Schedule 4.5, together with reconciling statements tying such Statement of Operations for the fiscal year ended March 31, 2006 to the income statement provided in the Proxy Statement (together, the “Financial Statements”). Except as set forth on Schedule 4.5, such Financial Statements (i) are true and accurate in all material respects, (ii) have been prepared from the books and records of Sellers regularly maintained by management and used to prepare the consolidated financial statements of Sellers in accordance with the principles stated therein, (iii) were prepared in accordance with GAAP, and (iv) fairly present in all material respects the Sold Business’ results of operations and financial condition with respect to the items set forth therein as if it had been conducted as a separate entity during such period and based upon the assets acquired and liabilities assumed as stipulated in this Agreement, excluding certain cost allocations and subject to the absence of footnote disclosure. In addition, the Statement of Operations presented in the Financial Statements does not contain any extraordinary or non-recurring income or any other income not earned in the ordinary and customary course of the Sold Business, except as set forth therein. Sellers have maintained the books and records of the Sold Business in a manner sufficient to permit the preparation of its financial statements in accordance with GAAP as in effect from time to time.
     SECTION 4.6. Compliance with Laws. With respect to the operation of the Sold Business, Sellers currently are not, nor have they been in the past three years, in violation of any Law, excluding any violation which would not reasonably be likely to result in a Material Adverse Effect. Sellers have all material permits and licenses necessary to conduct the Sold Business as conducted by Sellers immediately prior to the Closing. Schedule 4.6 lists all such material permits and licenses.
     SECTION 4.7. No Litigation. With respect to the operation of the Sold Business, except as set forth on Schedule 4.7, there is no claim, litigation, action, suit, hearing, investigation or proceeding pending or, to the Knowledge of Sellers, threatened against any Seller which could (i) reasonably be likely to result in a Material Adverse Effect, or (ii) prevent, prohibit or make illegal the consummation of the transactions contemplated by this Agreement. To the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to lead to a claim, litigation, action, suit, hearing, investigation or proceeding that would be required to be disclosed pursuant to the prior sentence.
     SECTION 4.8. Title; Condition of Assets. (a) Sellers have good, valid and marketable title to, or a valid leasehold interest in, the Purchased Assets free of all Liens other than Permitted Liens and Liens listed on Schedule 4.8.
          (b) Except for the Tangible Personal Property leased pursuant to the Tangible Personal Property Leases, no Person, other than Sellers, owns or primarily utilizes any material Tangible Personal Property. To the Knowledge of Sellers, the Tangible Personal Property is in good and normal operating condition, normal wear and tear excepted.
     SECTION 4.9. Inventories. Except as set forth on Schedule 4.9(a), all items contained in the Inventory of the Sold Business (except as otherwise reserved for in the Audited Balance Sheet) existing at the Closing will be of a quality and quantity salable in the ordinary course of the Sold Business. Adequate reserves for bad or obsolete inventory are maintained and reflected in the Financial Statements and the Audited Balance Sheet. As of the Closing Date, the Inventory shall be sufficient to permit Buyers to supply the customers of the Sold Business in the ordinary course of business consistent with past practice. Except as set forth in Schedule 4.9(b), none of the Inventory was purchased from a source other than the manufacturer thereof or a distributor duly licensed or franchised to distribute such items by such manufacturer and, except for Inventory purchased for customer specific requirements (so long as such Inventory is subject to a contract for the purchase thereof by such customer), all such items of Inventory meet the requirements for return to the manufacturer under the applicable franchise agreement other than as a result of quantity limitations with respect to such return rights. Except as set forth on Schedule 4.9(c), none of the Sellers have sold any inventory of the Sold Business, which the purchaser thereof has the right to return to Sellers or cause the seller thereof to repurchase for any reason except (i) pursuant to the standard product warranties of Sellers for product quality or mistake in shipment or implied warranties at law for title against infringement and (ii) to the extent the same will be reflected in reserves on the Audited Balance Sheet.
     SECTION 4.10. No Changes. Except as contemplated herein or set forth on Schedule 4.10, since September 30, 2006, (i) there has not occurred any Special Closing Condition—Material Adverse Effect, (ii) the Sold Business has been operated only in the ordinary course consistent with past practice and (iii) there has not been any event or development which, individually or together with any other such event, would reasonably be expected to result in a Special Closing Condition—Material Adverse Effect. Without limiting the foregoing, except as disclosed on Schedule 4.10, since September 30, 2006, with respect to the Sold Business, Sellers have not:
          (a) Transferred, assigned, conveyed or liquidated any of the Purchased Assets or any portion of the Sold Business, other than Inventory and Tangible Personal Property in the ordinary course of business;
          (b) Suffered any change in their business, operations, or financial condition which would result in a Material Adverse Effect and to the Knowledge of Sellers there is no event which would reasonably be likely to result in any such Material Adverse Effect;
          (c) Suffered any destruction, damage or loss, relating to the Purchased Assets or the Sold Business not covered by insurance, which, in the aggregate, exceeds two hundred fifty thousand dollars ($250,000);
          (d) Suffered, permitted or incurred the imposition of any Lien or claim upon any of the Purchased Assets or the Sold Business, except for any Permitted Lien;
          (e) Committed, suffered, permitted or incurred any default in liability or obligation which, in the aggregate, could be reasonably likely to result in a Material Adverse Effect;
          (f) Made or agreed to any material change in the terms of any Sold Business Real Property Lease, Tangible Personal Property Lease or any Material Contract which (i) is not in the ordinary course of business or (ii) is in the ordinary course of business but involves future payments or receipts, performance of services, or delivery of goods to or by Sellers of an amount or value in the aggregate in excess of two hundred fifty thousand dollars ($250,000);
          (g) Waived, canceled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right relating exclusively to the Purchased Assets or the Sold Business which (i) is not in the ordinary course of business or (ii) is in the ordinary course of business but involves an amount or value in the aggregate in excess of two hundred fifty thousand dollars ($250,000);
          (h) Paid, agreed to pay or incurred any obligation for any payment of any bonus to, or granted any increase in the compensation of any Sold Business Employee (except in the ordinary course consistent with past practice and in any event not to exceed four percent (4%) in the aggregate;
          (i) Except as set forth in Schedule 4.10(i), amended, terminated, adopted or increased benefits under any Benefit Plan;
          (j) Paid, agreed to pay or incurred any obligation for any payment of any indebtedness affecting the Purchased Assets or the Sold Business except current liabilities incurred in the ordinary course of business;
          (k) Delayed or postponed the payment of any liabilities associated with the Purchased Assets or Sold Business, whether current or long term, or failed to pay in the ordinary course of business any such liability on a timely basis consistent with prior practice;
          (l) Materially changed (i) any investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Sold Business or (ii) any method of calculating bad debt, inventory, contingency or other reserve of the Sold Business for accounting, financial reporting or Tax purposes;
          (m) Acquired any asset, other than Inventory and Tangible Personal Property, in the ordinary course of business consistent with past practice in excess of two hundred fifty thousand dollars ($250,000);
          (n) Entered into any transaction in connection with the Sold Business with any officer, director or Affiliate of Sellers (i) outside the ordinary course of business consistent with past practice or (ii) other than on an arm’s-length basis;
          (o) Discontinued sales, marketing and promotional activities relating to the Sold Business not in the ordinary course of business;
          (p) Failed to comply, in any material respect, with all Laws applicable to the Sold Business; or
          (q) Entered into a contract to do or engage in any of the foregoing.
     SECTION 4.11. Intellectual Property.
          (a) Schedule 4.11(a) sets forth an accurate and complete list of all registered Marks used exclusively in connection with the Sold Business (collectively, the “Registered Sold Business Marks”). Sellers own no patent, patent application, registered copyright or application to register copyright that is used exclusively in connection with the Sold Business. No Registered Sold Business Mark is involved in any opposition or cancellation proceeding and, to Sellers’ Knowledge, no such proceeding is threatened. All fees that are due and owing with respect to any of the Registered Sold Business Marks have been paid. All Registered Sold Business Marks are subsisting and, to the Knowledge of Sellers, valid and enforceable, and Sellers have received no notice or claim challenging the validity or enforceability of any Sold Business Mark;
          (b) Sellers own exclusively all of the Sold Business Intellectual Property free and clear of all Liens (except Permitted Liens) or other material restrictions. Except as set forth in Schedule 4.11(b), the Sold Business Intellectual Property and the rights licensed from a third party licensor under any license agreement that constitutes an Assumed Contract (a “Third Party License”) constitute all of the Intellectual Property that is used or held for use exclusively in connection with the conduct of the Sold Business and all the Intellectual Property that is necessary to conduct the Sold Business in the manner in which it heretofore has been conducted. To the Knowledge of Sellers, no loss or expiration of any of the material Intellectual Property used exclusively in connection with the Sold Business is threatened or pending. No Seller has transferred ownership of, or granted any exclusive license with respect to, any Sold Business Intellectual Property;
          (c) Sellers have taken reasonable steps to maintain the confidentiality of all material Trade Secrets that have been used exclusively in connection with the Sold Business; and
          (d) Except as set forth on Schedule 4.11(d), to the Knowledge of Sellers, none of the products or services that have been distributed, sold or offered in the operation of the Sold Business, nor any technology or materials used in connection therewith has infringed upon or misappropriated any Intellectual Property of any third party in any material respect, and Sellers have not received any written notice or claim asserting that any such infringement or misappropriation has occurred. To the Knowledge of Sellers, no third party is misappropriating or infringing any material Sold Business Intellectual Property in a manner that reasonably would be expected to have a Material Adverse Effect on the Sold Business. To the Knowledge of Sellers, no Sold Business Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by Sellers.
     SECTION 4.12. Environmental Matters.
          (a) Sellers have not received since January 1, 2000 any written or oral notice of violation, information request, demand or claim of liability or potential liability related to the Sold Business or the Purchased Assets under or pursuant to any Environmental Law from any Governmental Authority, which notice, request, demand or claim has not been fully corrected and resolved (including the payment of any fines or penalties);

          (b) Since January 1, 2000, no notice under applicable Environmental Laws reporting the release of any Hazardous Substance into the environment has been filed by Sellers with respect to the Sold Business or the Purchased Assets and no such notice has been required to be filed, by or on behalf of Sellers related to the Sold Business or the Purchased Assets;
          (c) Sellers have not received any oral or written notice from any Governmental Authority or other Person alleging that any Seller, with respect to the Sold Business Real Property, is a responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq. (“CERCLA”), any state superfund Laws or comparable Laws relating to Remediation;
          (d) Neither Sellers, the Sold Business nor, to the Knowledge of Sellers, any other Person has Managed, Released or disposed of any Hazardous Substances on, in, under or from the Sold Business Real Property in an amount or concentration that would create a legal duty on Sellers, the Sold Business or any purchaser of the Sold Business to perform or be liable for any Remediation and none of the Sellers with respect to the Sold Business or the Purchased Assets has assumed any obligations or liabilities of any other Person arising under any Environmental Law;
          (e) With respect to the Purchased Assets and the operation of the Sold Business, Sellers and the Sold Business (i) are in material compliance with Environmental Laws, and (ii) have obtained, maintain in full force and effect and are in material compliance with all permits, licenses, certificates and approvals required under Environmental Law with respect to the Sold Business or the Purchased Assets (and all such permits, licenses, certificates and approvals are listed on Schedule 4.6), and no actions are pending, or to the Knowledge of the Sellers, threatened to revoke, cancel, terminate, restrict or modify any such permits, licenses, certificates or approvals;
          (f) To the Knowledge of Sellers there are not and have not been, any underground storage tanks, asbestos-containing materials in any form or condition, polychlorinated biphenyls in electrical equipment, landfills, impoundments or waste disposal areas at any of the Sold Business Real Property;
          (g) Attached as Schedule 4.12(g) is a listing of all reports, studies, analyses, tests and monitoring results related to the environmental condition of the Sold Business and the Purchased Assets (including without limitation, Phase I and Phase II investigation reports) of which Sellers have Knowledge, copies of which have been made available to Buyers; and
          (h) Neither Seller nor the Sold Business: (i) have ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos; or (ii) have been the subject of any claims or litigation arising out of the alleged exposure to asbestos or asbestos-containing material.
For the purposes hereof, “Environmental Laws” shall mean all applicable Laws regulating: (i) the Management, Release or Remediation of Hazardous Substances, (ii) the exposure of persons to Hazardous Substances or (iii) protection of the Environment, including without limitation: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq. and any requirements promulgated pursuant to these applicable Laws.
     SECTION 4.13. Employee Benefit Plans.
          (a) Schedule 4.13 lists (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained or contributed to by (or required to be maintained or contributed to by) Sellers or any ERISA Affiliate with respect to any Sold Business Employee, and (ii) each employment agreement or other material plan, policy, program, agreement, arrangement or understanding, whether written or oral, whether formal or informal, relating to change in control, retention, equity, retirement, compensation, deferred compensation, incentives, bonuses, severance, fringe benefits, equity compensation, salary continuation or any other employee benefits currently maintained or contributed to by (or required to be maintained or contributed to by) Sellers or any ERISA Affiliate for the benefit of any Sold Business Employee (collectively referred to herein as the “Benefit Plans”). For purposes of this Agreement, “Retained Benefit Plan” means each Benefit Plan and each other plan, program, agreement or arrangement applicable to any Sold Business Employee in connection with his or her employment with the Sold Business or by Sellers or any affiliate of Sellers. Sellers have made available to Buyers complete copies of all Benefit Plans including all amendments thereto. None of the Benefit Plans (i) is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or is a multiemployer plan (as defined in Section 3(37) of ERISA), or (ii) provides or promises post-retirement health or life benefits to any Sold Business Employee or beneficiary of any Sold Business Employee except to the extent required under COBRA; nor have Sellers ever established, sponsored, maintained or been obligated to make contributions to, any such Benefit Plan. No Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA and no event has occurred and no condition exists that would subject the Sold Business, either directly or by reason of any Seller’s affiliation with any ERISA Affiliate to any material tax, lien, penalty or other liability imposed by ERISA, the Code or other applicable law with respect to any Benefit Plan. “ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with Sellers and which, together with Sellers, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          (b) No Retained Benefit Plan or any obligation related thereto is required to be transferred or assigned to Buyers either by operation of law or otherwise. Except as disclosed in Schedule 4.13(b), no payment or benefit under any Benefit Plan, including without limitation any severance or parachute payment plan or agreement will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement or any other agreements and documents to be executed or delivered in connection herewith.
          (c) Since September 30, 2006, no promises or commitments have been made, or other agreement entered into by any Seller to amend any Benefit Plan, to provide increased benefits thereunder or to establish any additional Benefit Plan except in the ordinary course of business consistent with past practice.
          (d) Each Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for each such Benefit Plan has not yet expired. Each trust established in connection with any Benefit Plan intended to be exempt from federal taxation under Section 501(a) of the Code is so exempt. To the Knowledge of Sellers, no fact or event has occurred that would adversely affect the exempt status of any such trust or affect the qualified status, or registered status of any Benefit Plan maintained by any of the Sellers. All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Benefit Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all Law.
     SECTION 4.14. Employees.
          (a) Schedule 4.14(a) contains a complete and accurate list, as of the date hereof, of the following information for the employees of Sellers who, as of the date hereof, are engaged full time in the conduct of the Sold Business or who are engaged full time by Seller and devote a majority of their responsibilities and time in the conduct of the Sold Business (“Sold Business Employees”): name (subject to applicable privacy Laws); job title; current compensation; target incentive for fiscal 2006; years of service and exempt or non-exempt status.
          (b) Except as disclosed in Schedule 4.14(b), (i) no Sold Business Employee is presently a member of a collective bargaining unit with respect to his or her employment with Sellers and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize, for collective bargaining purposes, any of the Sold Business Employees, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim or any other claim of Law violation relating to the employment of Sold Business Employees has been brought during the last three (3) years against any Seller by any Sold Business Employee, or any person or entity acting for or on behalf of any Sold Business Employee, individually or collectively, or with respect to the conduct of the Sold Business before any Governmental Authority, and, to the Knowledge of Sellers, there is no reasonable basis for such a claim.

     SECTION 4.15. Contracts.
          (a) Each Assumed Contract and Tangible Personal Property Lease is valid, binding and enforceable against Sellers in accordance with its terms, except that such enforcement may be subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding at Law or in equity). To the Knowledge of Sellers, each of the Assumed Contracts and Tangible Personal Property Leases is in full force and effect against each other party thereto.
          (b) Except as set forth on Schedule 2.1(b) or Schedule 4.15(b), Sellers have performed in all material respects all material obligations required to be performed by them to date under, and are not in material default under, any Assumed Contract or Tangible Personal Property Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default by Sellers. To the Knowledge of Sellers, no other party to any Assumed Contract or Tangible Personal Property Lease is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Sellers will make available to Buyers or their representatives true, correct and complete copies of all written Assumed Contracts and Tangible Personal Property Leases.
          (c) Schedule 4.15(c) contains a true, correct and complete list, as of the date hereof, of each of the following Assumed Contracts:
     (i) All written contracts (other than Benefit Plans) providing for a commitment of employment of, or the provision of consultation services by, any Sold Business Employee;
     (ii) All partnership or joint venture agreements with any Person exclusively in connection with the Sold Business;
     (iii) All contracts relating to the future disposition or acquisition of any Purchased Assets, other than dispositions or acquisitions of Inventory or Tangible Personal Property in the ordinary course of business consistent with past practice;
     (iv) All Tangible Personal Property Leases and Sold Business Real Property Leases;
     (v) Schedule 1.1(h) lists all material contracts and agreements with customers, suppliers, manufacturers, resellers, distributors, dealers, sales agencies or franchises with whom any Seller deals exclusively in connection with the Sold Business, other than purchase orders, sales orders and nondisclosure agreements;

     (vi) All agreements or contracts between a Seller or an Affiliate of Seller on the one hand and the Sold Business on the other hand; and
     (vii) All agreements or contracts that (A) involve the payment or potential payment, pursuant to the terms of any such contract, by or to any Seller of more than $100,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to any Seller, other than purchase orders, sales orders and nondisclosure agreements.
          (d) Sellers have delivered to Buyers true and complete copies of the Assumed Contracts disclosed pursuant to Section 4.15(c)(i), (ii), (iii), (iv), (vi) and (vii) and all material Assumed Contracts with customers, suppliers, manufacturers, resellers, distributors, dealers, sales agencies or franchises with whom any Seller deals exclusively in connection with the Sold Business (other than purchase orders, sales orders and nondisclosure agreements) set forth in Schedule 4.15(d)(i), all amendments and supplements thereto and all waivers of any terms thereof (the “Material Contracts”). All of the Assumed Contracts for which true and complete copies were not delivered to Buyers have been entered into in the ordinary course of business.
     SECTION 4.16. Sold Business Real Property.
          (a) Schedule 1.1(b) is a true, correct and complete list of all of the real property presently owned by Sellers and included in the Sold Business. Schedule 1.1(a) is a true, correct and complete list of all real property presently leased by, subleased to, or otherwise occupied by, Sellers and included in the Sold Business. The properties listed on Schedules 1.1(a) and 1.1(b) constitute the Sold Business Real Property. Sellers have not entered into any leases or granted any rights of first refusal, options to purchase or rights of occupancy except the Sold Business Real Property Leases and the Sold Business Owned Real Property is not subject to any leases, rights of first refusal, options to purchase or rights of occupancy. To the Knowledge of Sellers, each of the Sold Business Real Property Leases is in full force and effect against each other party thereto, and each Seller holds a valid and existing leasehold interest under each of the Sold Business Real Property Leases to which it is a party free and clear of all Liens, except for any Permitted Lien.
          (b) Each Sold Business Real Property Lease is valid, binding and enforceable against Sellers in accordance with its terms, except that such enforcement may be subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity). Sellers have performed in all material respects all material obligations required to be performed by them to date under, and are not in material default under, any Sold Business Real

Property Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default by Sellers. To the Knowledge of Sellers, no other party to any Sold Business Real Property Lease is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Sellers have not given a notice of default, nor have Sellers received a notice of default under any Sold Business Real Property Lease. Sellers have made available to Buyers or their representatives true, correct and complete copies of all Sold Business Real Property Leases. Sellers have made available to Buyers or their representatives copies of Seller’s title insurance policies and surveys for the Sold Business Owned Real Property. Except as set forth on Schedule 4.16(b), Sellers own in fee simple, with good, insurable (to the extent provided in the Title Policy) and marketable title, each parcel of Sold Business Owned Real Property free and clear of all Liens (other than Permitted Liens). Sellers have not received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Sold Business Owned Real Property and/or the Sold Business Real Property Leases. To Sellers’ Knowledge, all of the buildings, material fixtures and other improvements situated on the Sold Business Owned Real Property are in good condition, reasonable wear and tear excepted, and have been maintained in the normal course of business consistent with Sellers’ past practice.
     SECTION 4.17. Taxes. All Taxes owed by Sellers with respect to the Sold Business have been paid other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Balance Sheet or in the books and records of Sellers. All Tax returns required to be filed by Sellers with respect to the Sold Business, have been duly and timely filed and are true, correct and complete in all material respects. Sellers shall also be responsible for any retroactively assessed taxes that arise out of or relate to the Sold Business or revenues received from the Sold Business for the period of time prior to the Closing Date. Except as set forth on Schedule 4.17, there are no Tax claims, audits or proceedings pending or, to Sellers’ Knowledge, threatened in connection with the Sold Business. There are not currently in force any waivers or agreements binding upon Sellers for the extension of time for the assessment or payment of any Tax. With respect to the Sold Business, each Seller has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party. Agilysys Canada has remitted to the appropriate Governmental or Regulatory Authority, when required by law to do so, all amounts collected by it on account of federal goods and services tax (“GST”) and applicable provincial sales Taxes. Agilysys Canada is duly registered under the Excise Tax Act (Canada) with respect to the GST and the Harmonized Sales Tax and its registration number is 13831 7615. Agilysys Canada is duly registered under the Quebec Sales Tax Act with respect to the Quebec Sales Tax and its registration number is 1016808951. Agilysys Canada is not a non-resident of Canada within the meaning of the Income Tax Act (Canada). Except as set forth on Schedule 4.17, no Seller is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person and neither has any contractual obligation to indemnify any other Person with respect to Taxes. “Tax” means any net income tax, alternative or add-on minimum tax, franchise, gross income, adjusted gross income or gross receipts tax, payroll tax, real or personal property tax, sales or use tax, goods and services tax, employer health tax, or value-added tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.
     SECTION 4.18. Brokers and Finders. Except as listed on Schedule 4.18, no broker, finder, advisor or other Person acting in a similar capacity has participated on behalf of Sellers in bringing about the transactions herein contemplated, rendered any services with respect thereto or been in any way involved therewith.
     SECTION 4.19. Sufficiency of the Assets. The Purchased Assets, when taken together with the services and assets provided under the Transition Services Agreement and “corporate overhead” services such as legal, accounting, finance, tax, information technology support and treasury, are all of the assets necessary to permit Buyers to carry on the Sold Business in all respects as presently conducted by Sellers.
     SECTION 4.20. No Undisclosed Liabilities. Except as reflected or reserved against on the Balance Sheet or as disclosed in Schedule 4.20, there are no liabilities against, relating to or affecting the Sold Business or any of the Purchased Assets, other than liabilities since September 30, 2006 (i) incurred in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, are not material to the Sold Business. On the Closing Date, there will be no liabilities, contingent or otherwise, of the Sold Business which are, in accordance with Section 3.2, required to be reserved against or disclosed on the Audited Balance Sheet which are not so reserved or disclosed.
     SECTION 4.21. No Affiliate Transactions.
          (a) Except as disclosed on Schedule 4.21(a), (i) none of Sellers or officer, director or Affiliate of Sellers provides or causes to be provided any assets, services or facilities used or held for use in connection with the Sold Business, and (ii) the Sold Business does not provide or cause to be provided any assets, services or facilities to any such Seller or any officer, director or Affiliate of such Seller.
          (b) Except as disclosed on Schedule 4.21(b), each of the transactions listed on Schedule 4.21(a) is engaged on an arm’s-length basis.
     SECTION 4.22. Accounts Receivable. Except as set forth on Schedule 4.22, the Accounts Receivable (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected on the Balance Sheet and the Audited Balance Sheet, and (vi) are not the subject of any actions or proceedings brought by or on behalf of any Seller.

     SECTION 4.23. Guarantees. Except as set forth on Schedule 4.23, none of the Assumed Liabilities are guaranteed by or subject to a similar contingent obligation of any Person, nor have Sellers guaranteed or become subject to a similar contingent obligation in respect of the liabilities of any customer, supplier, or other Person to whom Sellers sell goods or provide services in the conduct of the Sold Business or with whom Sellers otherwise have significant business relationships in the conduct of the Sold Business.
     SECTION 4.24. Insurance. Schedule 4.24 sets forth a true, correct and complete summary of all casualty, general liability, product liability and all other types of occurrence-based insurance (other than those relating to Benefit Plans) maintained with respect to the Sold Business or any of the Sold Business Real Property or assets, together with the carriers and liability limits for each such policy. Such insurance is sufficient to cover the losses and liabilities of the Sold Business in accordance with industry standards.
     SECTION 4.25. Warranties. Schedule 4.25 contains an accurate description of the standard warranty policies of the Sold Business. Except as set forth on Schedule 4.25, there are no material exceptions to the standard warranty policies applicable to any products sold by the Sold Business.
SECTION 5.
REPRESENTATIONS AND WARRANTIES OF BUYERS
     Buyers hereby represent and warrant (jointly and severally) to Sellers that:
     SECTION 5.1. Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, US Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana, and Canadian Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Ontario. Buyers have full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by them in connection herewith.
     SECTION 5.2. Buyers Enforceability. The execution and delivery of this Agreement and the due consummation by Buyers of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyers, and this Agreement constitutes (and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, will constitute) a valid and legally binding agreement of Buyers enforceable in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles (whether considered in a proceeding at equity or at Law).
     SECTION 5.3. Consents. No authorization, approval, consent or order of, or registration, declaration or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement by Buyers or any other agreement, instrument or document to be delivered by or on behalf of Buyers in connection herewith, except for (a) such filings and approvals as may be required pursuant to HSR or by the

Competition Act, and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not materially impair the ability of Buyers to perform their obligations hereunder or (c) prevent the consummation of the transactions contemplated hereby.
     SECTION 5.4. Absence of Conflicts. Subject to receipt of such approvals, consents, orders, declarations and other matters set forth in Section 5.3, neither the execution nor delivery nor performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyers in connection herewith, conflicts with, violates or results in any material breach of or constitute a default under (whether upon notice or the passage of time or both) any (a) judgment, decree, order, statute, rule or regulation applicable to Buyers, (b) instrument to which Buyers are a party or by which Buyers are bound, or (c) any provision of the Certificate of Incorporation, By-laws or other constituent documents of Buyers.
     SECTION 5.5. No Litigation. There is no claim, litigation, investigation or proceeding pending or, to the knowledge of Buyers, threatened against Buyers which would challenge, prevent or delay the consummation of the transactions contemplated by this Agreement.
     SECTION 5.6. Available Funds. Buyers have sufficient funds available to consummate the transactions contemplated by this Agreement.
     SECTION 5.7. Brokers and Finders. Except as listed on Schedule 5.7, no broker, finder, advisor or other Person acting in a similar capacity has participated on behalf of Buyers in bringing about the transaction herein contemplated, or rendered any services with respect thereto or been in any way involved therewith.
SECTION 6.
CONDITIONS TO CLOSING
     SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the transaction contemplated hereby shall be subject to the fulfillment prior to the Closing of the following conditions:
          (a) No Order. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making this Agreement or the transactions contemplated hereby illegal;
          (b) Governmental Approvals. All required approvals pursuant to HSR and the Competition Act shall have been obtained or the waiting period shall have expired and all other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any other Governmental Authority (other than pursuant to applicable bulk sales Law), the failure of which to obtain could result in a Material Adverse Effect (assuming the transaction had taken place) shall have been obtained, shall have occurred or shall have been filed, as applicable; and

          (c) Shareholder Approval. The shareholders of Agilysys shall have duly approved the transactions contemplated by this Agreement.
     SECTION 6.2. Sellers’ Deliveries. The obligation of Buyers to effect the transaction contemplated hereby shall be subject to the performance or delivery by Sellers (or the express waiver thereof in writing by Buyers or by Buyers’ performance or delivery hereunder) to Buyers of the following at or before the Closing, all of which deliveries shall be reasonably acceptable to Buyers and their counsel:
          (a) (i) Sellers shall have performed in all material respects their agreements, covenants and obligations contained in this Agreement required to be performed on or prior to the Closing and, except as provided in Section 6.2(a)(ii), each of the representations and warranties (without giving effect to any “material,” “materiality,” “Material Adverse Effect” or “Special Closing Condition—Material Adverse Effect” qualification on such representations and warranties) of Sellers contained in this Agreement shall be true and correct on and as of the Closing as if made on and as of such date (or, as to any representation or warranty made as of a specified date earlier than the Closing Date, such earlier date) in each case except if such failure to be true and correct does not constitute a Material Adverse Effect in excess of $10,000,000; provided, however, that a representation or warranty will not be untrue for purposes of Section 6.2(a)(i) if an Assumed Contract is terminated because of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the attempted assignment of such Assumed Contract by Sellers to Buyers; and
          (ii) Notwithstanding Section 6.2(a)(i) above, with respect to the representations and warranties made by Sellers in Sections 4.7, 4.10(b), 4.10(c), 4.14(b), 4.15(b), and 4.20 such representations and warranties (without giving effect to any “material,” “materiality,” “Material Adverse Effect” or “Special Closing Condition—Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing Date as if made on and as of such date (or, as to any representation or warranty made as of a specified date earlier than the Closing Date, such earlier date), except if such failure to be true and correct does not constitute a Special Closing Condition—Material Adverse Effect.
          (b) A bill of sale in a customary form reasonably acceptable to the parties, signed by Sellers, transferring to the applicable Buyer the applicable Purchased Assets;
          (c) An instrument in a form reasonably acceptable to the parties, evidencing Sellers’ assignment, subject to Section 8.3.4, to Buyers of the Assumed Liabilities and all of Sellers’ rights under the Assumed Contracts;
          (d) A certificate, with attachments, with respect to the matters set forth in Section 6.2(a) and as to each Seller’s charter documents, corporate resolutions and incumbency of officers, signed by the duly authorized President and Secretary or Assistant Secretary of each Seller;

          (e) A Procurement Agreement in the form attached hereto as Exhibit A (the “Procurement Agreement”) signed by Sellers;
          (f) A Transition Agreement in the form attached hereto as Exhibit B (the “Transition Agreement”) signed by Sellers;
          (g) Certificates of good standing as of the most recent practicable date from the Secretary of State or equivalent Governmental Authority where each of the Sellers is incorporated;
          (h) A limited warranty deed in a customary form reasonably acceptable to the parties transferring to Buyer title to the Sold Business Owned Real Property;
          (i) An instrument in a form reasonably acceptable to the parties, evidencing Sellers’ assignment to Buyers of the rights to the Sold Business Intellectual Property;
          (j) On the Closing Date, the Title Company (at Buyer’s sole cost and expense) shall issue to Buyers or be irrevocably committed to issue to Buyers an extended coverage ALTA owner’s form title policy (the “Title Policy”), in the amount of the Purchase Price allocable to the Sold Business Owned Real Property, insuring that fee simple title to the Sold Business Owned Real Property is vested in Buyers subject only to the Permitted Liens. Buyers shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyers may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Sellers, (b) Buyers’ obligations under this Agreement shall not be conditioned upon Buyers’ ability to obtain such endorsements and, if Buyers are unable to obtain such endorsements, Buyers shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyers’ request. Buyer and Seller shall each pay half of all escrow fees of the Title Company; and
          (k) An assignment and assumption of lease with respect to each of the Sold Business Real Property Leases in a customary form reasonably acceptable to the parties.
          (l) IBM shall not have withdrawn its consent to the transaction contemplated by this Agreement (including to the assignment of its agreement to Buyers), as received by Buyers prior to the execution of this Agreement.
          (m) Sellers shall have obtained the Sellers’ Consents.
          (n) Agilysys shall have provided a certificate dated the Closing Date substantially in the form of Exhibit C stating that such Person is not a “foreign” person within the meaning of Section 1445 of the Code, which certificates shall set forth all information required by, and shall otherwise be executed in accordance with,

Treasury Regulation Section 1.1445-2(b)(2). In addition, Sellers shall have (i) provided a certificate dated the Closing Date pursuant to any applicable provincial retail sales tax or similar Laws confirming that all taxes collectible or payable by Agilysys Canada under such Laws have been paid or (ii) established adequate reserves for the payment of such taxes.
     SECTION 6.3. Buyers’ Deliveries. The obligation of Sellers to effect the transaction contemplated hereby shall be subject to the delivery by Buyers (or the express waiver thereof in writing by Sellers or by Sellers’ performance or delivery hereunder) to Sellers of the following at or before the Closing, all of which deliveries shall be reasonably acceptable to Sellers and their counsel:
          (a) Buyers shall have performed in all material respects each of their agreements, covenants and obligations contained in this Agreement required to be performed on or prior to the Closing, and each of the representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects on and as of the Closing as if made on and as of such date, and each of the representations and warranties made as of a specified date prior to Closing shall have been true and correct in all material respects as of such earlier date, in each case except as contemplated or permitted by this Agreement;
          (b) Immediately available funds by wire transfer in the amount of the Purchase Price;
          (c) An instrument of assumption evidencing Buyers’ assumption of the Assumed Liabilities in accordance with Section 2.1 in a form reasonably acceptable to the parties;
          (d) A certificate, with attachments, with respect to the matters set forth in Section 6.3(a) and as to Buyers’ charter documents, corporate resolutions, and incumbency of officers signed by the duly authorized Presidents and Secretaries of Buyers;
          (e) The Procurement Agreement signed by Buyers;
          (f) The Transition Agreement signed by Buyers; and
          (g) Certificates of good standing as of the most recent practicable date from the Secretaries of State where Buyers are incorporated.
SECTION 7.
CLOSING
     SECTION 7.1. Closing. The consummation of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. on the last business day of the month in which the Shareholder Approval is received, provided, that all of the conditions set forth in Article 6.1 hereof shall have been fulfilled or waived (the “Closing Date”) at the offices of Milbank, Tweed, Hadley & McCloy

LLP, One Chase Manhattan Plaza, New York, NY 10005, unless another time or location is agreed upon by Buyers and Sellers.
SECTION 8.
COVENANTS
     SECTION 8.1. Pre-Closing Covenants.
          8.1.1 Conduct of Sold Business. During the period from the date of this Agreement through the Closing, Sellers shall, in all material respects, carry on the Sold Business in, and not enter into any material transaction other than as contemplated by this Agreement or other than in accordance with, the ordinary course of business. Without limiting the generality of the foregoing, and, except as otherwise contemplated by this Agreement, Sellers shall not, with respect to the Sold Business, without the prior written consent of Buyers, take any of the actions described in Section 4.10 other than as provided in Section 8.1.10.
          8.1.2 Access to Information.
          (a) Upon reasonable notice, Sellers shall afford to Buyers, and to Buyers’ accountants, counsel, financial advisers and other representatives, reasonable access, and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Closing, to the Sold Business Real Property, to the management personnel, officers, Sold Business Employees and accountants and to the Sellers’ books and records as they relate to the Sold Business. In no event shall Sellers be required to supply to Buyers, or to Buyers’ accountants, counsel, financial advisors or other representatives, any (i) sensitive personnel information which, if furnished to Buyers, could subject Sellers to liability, or (ii) information relating to indications of interest from, or discussions with, any other potential acquirers of the Sold Business which were or are received or conducted prior to or after the date hereof.
          (b) Buyers will, and will cause their directors, officers, employees, associates, agents and advisors, subsidiaries and Affiliates (collectively, “Representatives”) to, hold any information concerning the Sold Business (whether prepared by Sellers, or their advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to Buyers or their Representatives by or on behalf of Sellers in accordance with the terms of the letter agreement dated as of December 14, 2004 (the “Confidentiality Agreement”), between Buyer and JP Morgan on behalf of Agilysys. Sellers will, and will cause their Representatives to hold any information concerning Buyers (whether prepared by Buyers, or their advisors or otherwise irrespective of the form of communication), which has been or will be furnished to Sellers or their Representatives by or on behalf of Sellers confidential in accordance with the terms of the Confidentiality Agreement.
          8.1.3 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from any applicable Governmental Authority and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the obtaining of all necessary consents, approvals and waivers from shareholders, if any, required to approve the transaction contemplated hereby; (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding any provision hereof to the contrary, none of the parties shall have any obligation to dispose of any assets, terminate any lines of business or pay any fee to any third party for the purpose of obtaining a consent (other than customary filing fee of Governmental Authorities) or any costs and expenses of any third party resulting from the process of obtaining such consent. In this regard, each party (a) shall make an appropriate filing pursuant to the HSR Act and as required by the Competition Act with respect to the transaction contemplated hereby within ten (10) business days following the execution of this Agreement, (b) shall cooperate and coordinate such filing with the other parties. In addition, Sellers shall (x) identify to Buyers the key employees of the Sold Business, (y) cooperate and assist Buyers in entering into employment agreements covering employment with Sold Business after Closing, with such key employees on terms satisfactory to Buyers, and (z) assist and cooperate with Buyers in arranging meetings with key customers of the Sold Business regarding the transaction contemplated by this Agreement.
          8.1.4 Supplemental Disclosure. Sellers will notify Buyers in writing (where applicable, through updates to the disclosure schedules hereto (the “Schedules”)) of, and contemporaneously will provide Buyers with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 8.1.4 or update to any schedule contemplated by Article 1 or Article 2 of this Agreement shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein (other than with respect to the determinations of whether a Material Adverse Effect or a Special Closing Condition-Material Adverse Effect has occurred under Section 6.2(a)) or shall in any way limit Buyers’ right to seek indemnity under Article 9.
          8.1.5 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) By mutual consent of Sellers and Buyers;

          (b) By either Sellers or Buyers if (i) the Closing has not been effected on or prior to the close of business on five (5) months from the date of this Agreement (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date, or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided further, however, that if the parties are diligently and in good faith progressing to Closing, Sellers are diligently working to obtain Shareholder Approval, or the parties are diligently working to gain HSR approval for the transactions contemplated hereby, either party may extend such date for one thirty (30) day period by giving written notice thereof to the other party;
          (c) By Sellers or Buyers if this Agreement shall fail to receive the requisite vote for approval at the Shareholders’ Meeting (as defined below);
          (d) By Sellers if there has been a material breach by Buyers of any material representation or warranty or any covenant herein in each case which breach has not been cured within thirty (30) days following receipt by Buyers of notice of such breach, and will result in the failure to satisfy any of the conditions set forth in Section 6.3; or
          (e) By Buyers if there has been a material breach by Sellers of any material representation or warranty herein or any covenant in each case which breach has not been cured within thirty (30) days following receipt by Sellers of notice of such breach, and will result in the failure to satisfy any of the conditions set forth in Section 6.2.
          8.1.6 Effect of Termination.
          (a) In the event of termination of this Agreement by either Sellers or Buyers, as provided in Section 8.1.5, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Buyers or Sellers or their respective shareholders, officers, employees, directors or agents (except as set forth in Section 8.1.2(b), Section 8.3.1 and Section 8.3.2 which shall survive the termination); provided, however, that nothing contained in this Section 8.1.6 shall relieve any party hereto from any liability for any breach of this Agreement in the event of termination pursuant to Sections 8.1.5(b), (c), (d), or (e); and provided further, however, that in the event of termination pursuant to (i) Section 8.1.5(b), if the Closing has not been effected due to the failure of the Proxy Statement to be cleared by the SEC or the Shareholders’ Meeting to have occurred prior to the Drop Dead Date, or (ii) Section 8.1.5(c), no party shall be entitled to recover for any Losses

(as hereinafter defined) in excess of its actual out-of-pocket costs and expenses incurred since November 29, 2004 in the event of such a termination.
          (b) Notwithstanding anything contained in Section 8.1.6(a), in the event that the Agilysys Board has received a Proposal and thereafter this Agreement is terminated in accordance with Section 8.1.5 (other than pursuant to Section 8.1.5(a), (b) (provided Sellers have not failed to fulfill any obligation under this Agreement that has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the Drop Dead Date) or (d)), and within one (1) year of such termination, Sellers enter into a definitive agreement with a third party for a Superior Offer, then, within ten (10) days after the closing of the transaction contemplated by such definitive agreement, Sellers shall pay to Buyers, as their sole and exclusive remedy for such termination, a termination fee equal to two percent (2%) of the Purchase Price less the aggregate amount of out-of-pocket expenses previously paid by Sellers to Buyers pursuant to this Section 8.1.6 (the “Acquisition Termination Fee”).
          (c) Notwithstanding anything contained in Section 8.1.6(a), the Agilysys Board may withdraw, modify or change its Recommendation in a manner adverse to the interest of the Buyers, if facts or occurrences arising after the date hereof cause the Agilysys Board, after consultation with its outside legal counsel and a financial advisor of national recognized reputation, to determine in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In such event, if this Agreement is thereafter terminated in accordance with Section 8.1.5(c) and Sellers have not received a Proposal prior thereto, then, within ten (10) days after such termination, Sellers shall pay to Buyers, as their sole and exclusive remedy for such termination, a termination fee equal to one percent (1%) of the Purchase Price less the aggregate amount of out-of-pocket expenses previously paid by Sellers to Buyers pursuant to this Section 8.1.6 (the “Modification Termination Fee” and together with the Acquisition Termination Fee, the “Termination Fee”).
          (d) Sellers acknowledge that the agreements contained in this Section 8.1.6 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 8.1.6 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Buyers would not enter into this Agreement; accordingly, if Sellers fail to promptly pay the Termination Fee, and, in order to obtain such payments Buyers commences a suit which results in a judgment against Sellers for the Termination Fee, Sellers shall pay to Buyers its costs and expenses (including reasonable attorney’s fees) in connection with such suit.
          8.1.7 Insurance; Letters of Credit; Surety Bonds.

          (a) From the date of this Agreement through the Closing, Sellers shall keep and maintain insurance upon the Purchased Assets and in respect of the kinds of risk currently insured against, in accordance with their current practices.
          (b) All insurance policies covering the Purchased Assets, the Sold Business and the Sold Business Employees maintained by or on behalf of Sellers may be terminated on the Closing Date and, from and after the Closing Date, Sellers shall have no obligation of any kind to maintain any form of insurance covering all or any party of the Purchased Assets, the Sold Business or the Sold Business Employees.
          (c) On or prior to the Closing Date, Buyers will, in a manner satisfactory to Sellers, ensure that Sellers and their Affiliates are released from all obligations of Sellers and their Affiliates under all letters of credit, surety and performance bonds, guarantees and other financial support arrangements maintained by Sellers or any of their Affiliates in connection with the Sold Business or the Sold Business Employees and disclosed on Schedule 8.1.7(c).
          8.1.8 Approval of Agilysys Shareholders.
          (a) Shareholders’ Meeting. Agilysys, acting through the board of directors of Agilysys (the “Agilysys Board”), shall, in accordance with applicable Law and the Agilysys Articles of Incorporation and Code of Regulations, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Shareholders’ Meeting”) as promptly as practicable for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (“Shareholder Approval”), and (ii) subject to the last sentence of this Section 8.1.8(a), (A) include in the preliminary proxy statement to be prepared in accordance with Section 8.1.8(b) (if necessary), and not subsequently withdraw or modify in any manner adverse to Buyer, the Recommendation, and (B) use reasonable efforts to obtain such approval and adoption. At the Shareholders’ Meeting, Buyer shall cause all Agilysys shares then owned by it and its subsidiaries, if any, to be voted in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, the Agilysys Board may determine to withdraw, modify or change such Recommendation if, (i) facts or occurrences arising after the date hereof cause the Agilysys Board, after consultation with its outside legal counsel and a financial advisor of national recognized reputation, to determine in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Agilysys uses reasonable best efforts to provide to Buyers at least two (2) days prior written notice that it intends (or may intend) to take any such action, (iii) Agilysys provides immediate written notice to Buyers that it has taken such action, and (iv) the Agreement and the transactions contemplated hereby are still submitted by the Agilysys Board to Agilysys’ shareholders for Shareholder Approval (excluding the Recommendation or including a modified or changed Recommendation, as applicable); provided, however, if Agilysys has received a Proposal, it may only withdraw, modify or change its Recommendation as provided in the preceding sentence after it has first: (x) given Buyers prompt written notice advising Buyers of

(1) the decision of the Agilysys Board to take such action and (2) the material terms and conditions of the Proposal, including the identity of the party making such Proposal; (y) given Buyers five business days (or three business days in the event of each subsequent material revision to such Proposal) after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal); and, (z) has otherwise complied with the conditions in parts (i) — (iv) of the preceding sentence.
          (b) Proxy Statement. Within five (5) days following the signing of this Agreement, Agilysys shall prepare and provide to Buyers a draft of the preliminary proxy statement (the “Proxy Statement”) to be filed with the SEC under the Exchange Act. Agilysys shall file the Proxy Statement with the SEC within thirty-five (35) days following the signing of this Agreement, and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Buyers and Sellers shall cooperate with each other in the preparation of the Proxy Statement, and Agilysys shall notify Buyers of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Buyers promptly copies of all correspondence between Agilysys or any representative of Agilysys and the SEC. Agilysys shall give Buyers and their counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Buyers and their counsel the opportunity to review all responses to requests for additional information and replies to comments prior to same being filed with, or sent to, the SEC. Each of Buyers and Sellers agree to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the shareholders of Agilysys entitled to vote at the Shareholders’ Meeting at the earliest practicable time. Subject to Section 8.1.8(a), the Proxy Statement shall include the recommendation to the shareholders of Agilysys in favor of approval and adoption of this Agreement and approval of the transactions contemplated by this Agreement (the “Recommendation”).
          8.1.9 Bulk Sales. Buyers and Sellers agree that the sale of the Purchased Assets may be considered to constitute a “sale in bulk” within the meaning of the Bulk Sales Act (Ontario) and other comparable legislation of other jurisdictions the laws of which may apply to the transactions contemplated in this Agreement. The parties agree that compliance with the provisions of such legislation is not practicable and therefore Buyers agree to waive compliance with the said provisions and Sellers hereby covenant and agree to be solely responsible for compliance therewith and further covenant to fully indemnify and hold harmless Buyers from and against any and all actions, proceedings, suits, claims, liabilities, damages, expenses and demands arising, directly or indirectly, as a result of or in relation to the failure of Sellers to comply with the requirements of such legislation in connection with the transactions contemplated in this Agreement.

          8.1.10 No Solicitation. Except as is necessary to ascertain the value of a Proposal, Sellers will not take, nor will they permit any Affiliates of Sellers (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers or any such Affiliates) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Sold Business or permitting access to the Purchased Assets and Sold Business Real Property and books and Records of Sellers) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Sold Business by any Person other than any Buyers or their Affiliates. If any Seller or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, such Seller will promptly advise such Person, by written notice, of the terms of this Section 8.1.10 and will promptly, orally and in writing, advise Buyers of such offer, inquiry or request and deliver a copy of such notice to Buyers.
          8.1.11 Canadian Clearance Certificates. Agilysys Canada shall use commercially reasonable efforts to furnish to the Canadian Buyer a certificate obtained by Agilysys Canada from each provincial or territorial tax authority where such certificate is required to be obtained confirming that no retail sales tax, worker’s compensation provision or health services tax (including applicable interest and penalties) is payable with respect to the Purchased Assets to be purchased by the Canadian Buyer. Furthermore, Agilysys Canada shall use commercially reasonable efforts to obtain a certificate pursuant to any applicable provincial retail sales tax, health services tax or similar Laws confirming that all taxes collectible or payable by Agilysys Canada under such Laws have been paid.
          8.1.12 Exclusivity. Except as is necessary to ascertain the value of a Proposal, Sellers will not take, nor will they permit any Affiliates of Sellers (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers or any such Affiliates) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate any offer or inquiry from any Person concerning the direct or indirect acquisition of the Sold Business by any Person other than (i) any Buyers or their Affiliates or (ii) any other Person which has proposed any Business Combination to which any Seller or any Affiliate of any Seller is a party and which directly or indirectly involves the Sold Business, provided that the Person making such proposal expressly recognizes the rights of Buyers hereunder in a written instrument reasonably satisfactory to Buyers.
          8.1.13 Employee Matters. Except as may be required by Law or as agreed to by Buyers, Sellers will refrain from directly or indirectly:
          (a) making any representation or promise, oral or written, to any Sold Business Employee concerning any Retained Benefit Plan, except for statements as to the rights or accrued benefits of any Sold Business Employee under the terms of any Retained Benefit Plan;
          (b) making any increase in the salary, wages or other compensation of any Sold Business Employee other than as set forth in Schedule 8.1.13 or stay bonuses in amounts mutually agreed to by Sellers and Buyers; provided that Sellers may increase base salaries of Transferred Employees in the ordinary course consistent with past practice so long as the aggregate amount of such increase does not exceed 4% of the aggregate base salaries for Transferred Employees as determined as of the date hereof;
          (c) adopting, entering into or becoming bound by any Retained Benefit Plan, severance-related or employment-related Contract with respect to the Sold Business or any of the Sold Business Employees, or amending, modifying or terminating (partially or completely) any such Retained Benefit Plan, severance-related or employment-related Contract, except to the extent required by applicable Law; or
          (d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Retained Benefit Plan or collective bargaining agreement for Sold Business Employees or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan or other compensation arrangement with or for Sold Business Employees or collective bargaining agreement with respect to Sold Business Employees, except as set forth in Schedule 8.1.13.
          8.1.14 Sellers’ Consents. Sellers shall use their reasonable efforts to promptly obtain the consents of the lenders under (i) Agilysys’ Credit Agreement dated as of October 18, 2005 and (ii) Agilysys’ Amended and Restated Inventory Financing (Unsecured) with IBM Credit LLC made as of October 18, 2005 (collectively, the “Sellers’ Consents”).
     SECTION 8.2. Post Closing Covenants.
          8.2.1 Transfer of Assets.
          (a) Sellers shall, at their expense, remove and transport any Retained Assets located at the Sold Business Real Property without damage to such Sold Business Real Property or the Purchased Assets located thereat or significant disruption of Buyers’ business conducted at such Sold Business Real Property provided that Buyers shall reasonably cooperate with Sellers during normal business hours in effecting such process.
          (b) Notwithstanding Section 8.2.1(a) and subject to the Transition Agreement, Buyers and Sellers agree that, commencing on the Closing Date and for such period of time after as Sellers may elect but in no event later than 90 days after the Closing Date (the “Interim Period”), any Retained Assets located at the Sold Business Real Property, may remain at such property. During the Interim Period and subject to Section 8.2.1(a), Sellers shall have the right to remove such Retained Assets from the Sold Business Real Property after providing reasonable notice. Sellers shall bear all risk of loss with respect to such assets, including with regard to the removal and transport of such assets from the Sold Business Real Property following Closing. The cost of removing and transporting such Retained Assets from the Sold Business Real Property and obtaining any permits and the payment of any de-commissioning costs shall be borne solely by Sellers.

          (c) Following the Closing, in order for Buyers and their Affiliates to comply with the requirements of Section 404 of the Sarbanes Oxley Act of 2002, Sellers shall afford Buyers, and Buyers’ accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable notice during normal business hours to documentation regarding process narratives and process flow documentation of Sellers insofar as they relate to the Sold Business and limited access to Sellers’ Sarbanes Oxley Act Compliance Team (for a period of six (6) months). Buyers shall be entitled to make copies of such documentation regarding process narratives and process flow documentation in order to comply with the requirements of Section 404 of the Sarbanes Oxley Act of 2002. The use and disclosure of any information contained in such documentation shall be limited solely to such use and disclosure as is necessary in order for Buyers to comply with the requirements of Section 404 of the Sarbanes Oxley Act of 2002 or as otherwise required by Law.
          8.2.2 Employee and Related Matters.
          (a) Termination of Employment from Sellers. Sellers shall terminate the employment of the Transferred Employees, other than those Transferred Employees set forth on Schedule 8.2.2(a), effective as of the Closing or such later time as such individual becomes a Transferred Employee under Section 8.2.2(b) (as applicable, the “Effective Time”).
          (b) Employment by Buyers. Buyers shall offer employment to all Sold Business Employees, commencing as of the Effective Time, at the same work location or at a work location that is within reasonable proximity to such location and at compensation levels which, when taken as a whole, are the same or no less favorable than those levels in effect with Sellers as of the Closing Date and at benefit levels which, when taken as a whole, are substantially similar to those generally provided to the similarly situated employees of Buyers’ North American Computer Products Business. Each Sold Business Employee (i) who accepts Buyers’ offer of employment and becomes an employee of Buyers as of the Effective Time or (ii) whose employment agreement is assumed by Buyers as of the Closing Date shall thereafter be a “Transferred Employee”; provided, however that no Sold Business Employee who is on a leave of absence or another leave shall become a Transferred Employee unless and until he or she returns from that leave. In addition, Buyers agree that in connection with its employment of any Transferred Employees, Buyers shall: (i) give full credit for years of service with Sellers or their predecessors for purposes of (A) eligibility and vesting under Buyers’ employee benefit plans, programs and arrangements and (B) determining compensation levels, seniority and other terms and conditions of employment, termination and severance, (ii) waive any waiting periods for participation, coverage or benefits, (iii) waive any exclusions for benefits for pre-existing conditions, and (iv) with respect to Buyers’ group health plans, provide credit for co-payments and deductibles made by Transferred Employees under Sellers’ group health plans.

          (c) Certain Employment Liabilities. Sellers shall indemnify and hold Buyers and its affiliates harmless against all liabilities, claims, expenses, costs and losses (i) related to any Transferred Employee that arise from or are based on events occurring at or prior to the Effective Time, (ii) related to any current or former employee of Sellers who are not Transferred Employees or (iii) related to or arising under any Retained Benefit Plan, (iv) related to unpaid bonuses and incentive payments earned by Transferred Employees prior to the Effective Time in accordance with the terms and conditions of any applicable Retained Benefit Plan as in effect on the date hereof. For the sake of clarity, all liabilities, obligations, commitments, costs or expenses relating in any way to the Sold Business Employees arising prior to the Effective Time or arising under any Retained Benefit Plan, including, without limitation, any change of control or other payments arising as a result of the transactions contemplated by this Agreement, shall be the sole responsibility of Sellers and their Affiliates, and Sellers and their Affiliates shall indemnify and hold harmless Buyer against all claims, payments, expenses, costs and losses incurred or accrued by Buyer with respect thereto. Except as provided herein, all liabilities, obligations, commitments, costs or expenses relating in any way to the Transferred Employees that arise after the Effective Time (other than arising under any Retained Benefit Plan) shall be the sole responsibility of Buyer, and Buyer shall indemnify and hold harmless Sellers against all claims, payments, expenses, costs and losses incurred or accrued by Sellers with respect thereto. Notwithstanding the foregoing, Buyers shall assume those liabilities described in Section 8.2.2(c)(i) or (iv) to the extent such liabilities are included on the Audited Balance Sheet.
          (d) Health Care Flexible Spending Account. Prior to the Closing, Seller shall amend any health flexible spending accounts in which any Transferred Employee participates immediately prior to the Closing (“Seller’s Health FSA”) to provide that each Transferred Employee may continue to submit eligible medical care expenses incurred prior to the end of 2006 for reimbursement from Seller after the Closing Date; provided that the aggregate amount of such reimbursements shall be limited to the amount of salary deferral contributions made by such Transferred Employee to Seller’s Health FSA.
          (e) COBRA. Sellers shall provide any COBRA notices and continuation health care coverage with respect to all individuals who are not Transferred Employees or their qualified dependents, and to the Transferred Employees (other than those Transferred Employees employed by Agilysys Canada) and their qualified dependents.
          (f) 401(k) Plan. Prior to the Closing Date, Buyers shall establish or designate a defined contribution plan with a cash or deferred arrangement pursuant to Section 401(k) of the Code which shall cover the Transferred Employees (other than those Transferred Employees employed by Agilysys Canada) (“Buyers’ 401(k) Plan”). As of the Effective Time, the Transferred Employees who were covered under the Retirement Plan of Agilysys, Inc. (“Sellers’ 401(k) Plan”) shall be eligible to participate in Buyers’ 401(k) Plan without regard to any service requirements thereunder. Buyers’ 401(k) Plan will recognize the service of the Transferred

Employees (other than those Transferred Employees employed by Agilysys Canada) with Sellers and its predecessors for purposes of eligibility to participate, vesting and early retirement eligibility under Buyers’ 401(k) Plan to the extent such service would be recognized under Sellers’ 401(k) Plan. Buyers shall amend Buyers’ 401(k) Plan to ensure that Buyers’ 401(k) Plan will accept direct rollovers of eligible rollover distributions (and notes or similar instruments reflecting participant loans) from Sellers’ 401(k) Plan.
          (g) Benefit Equalization Plan. Within a reasonable period of time after the Effective Time, Buyers shall provide to the Transferred Employees (other than those Transferred Employees employed by Agilysys Canada) then in its employ who were participants in the Agilysys, Inc. Benefit Equalization Plan (the “BEP”) at the Effective Time, the opportunity to participate in a nonqualified deferred compensation plan of Buyers to the extent such a plan is available to similarly situated employees of Buyers.
          (h) Canadian Employees. Canadian Buyer shall provide or establish benefit plans and group RRSP plans for the Transferred Employees employed by Agilysys Canada that provide, when taken as a whole, the same or no less favorable benefits as those generally provided by Buyers to its similarly situated employees as of the Closing Date.
          (i) Change of Control. Sellers hereby represent and warrant to Buyers that (i) except as set forth on Schedule 8.2.2(i), no Sold Business Employee is covered by a change in control agreement and (ii) the transaction contemplated by this Agreement shall not trigger any “change of control,” as such term is defined in any employment agreement with or relating to any Sold Business Employees.
          (j) No Right to Continued Employment. Nothing contained in this Agreement shall confer upon any Transferred Employee any right to continued employment by Buyers, nor shall anything herein interfere with the right of Buyers to terminate the employment of any Transferred Employee, with or without cause, subject to applicable Law. Nothing contained in this Agreement shall interfere with the right of Buyers to amend, modify or terminate at any time or in any respect any of the terms and conditions of employment for, or compensation of, its employees (including Transferred Employees), including without limitation its employee benefit plans and payroll practices.
          (k) Excluded Employees. Notwithstanding any other provision of this Agreement, and unless as otherwise required by applicable Law, no Sold Business Employee who is on any type of authorized leave of absence as of the Closing will become a Transferred Employee if such Sold Business Employee does not return to work on the earlier of the expiration of his or her authorized leave and a date that is six (6) months following the Closing.
          (l) Waiver of Rights Under Existing Non-Solicitation Agreements. Sellers hereby waive, only in so far as it relates exclusively to the Sold Business, with respect to the solicitation of employment or employment by Buyers of any Sold Business Employee, any claims or rights Sellers may have against Buyers or any such Sold Business Employee under any non-hire, non-solicitation, non-competition, confidentiality or employment agreement or any cause of action based on similar rights arising by contract, at common law or by statute or regulation. Sellers hereby assign, to the extent legally permissible and only in so far as they relate exclusively to the Sold Business, to Buyers all of Sellers’ rights to enforce the provisions of any non-competition agreement between any of Sellers and any Transferred Employee and any non-hire, non-solicitation, confidentiality, assignment of inventions or similar agreement between such Sellers and any Transferred Employee.
          (m) Retention Bonuses. Schedule 8.2.2(m) sets forth the terms and conditions of a stay bonus program that Sellers shall implement effective as of the date hereof (the “Stay Bonus Plan”). Buyers shall be responsible for all payments or benefits that are earned by Transferred Employees after the Closing Date under the terms of the Stay Bonus Plan. Sellers and Buyers shall each be responsible for the cost of 50% of all payments or benefits earned by Transferred Employees under the Stay Bonus Plan (regardless of when paid) during the period beginning immediately following the date hereof and ending on the Closing Date; provided, however, that the maximum amount of such payments for which Sellers shall be responsible shall not exceed Five Hundred Thousand Dollars ($500,000). Promptly after the Closing Date, Buyers shall reimburse Seller for any amounts owed by Buyers under the preceding sentence that are paid by Seller, it being understood that Buyers shall have no obligations hereunder if the Closing does not occur. Seller shall promptly reimburse Buyers for the cost of any payment or benefit required to be made or provided by Seller hereunder promptly after any such payment is made or benefit provided by any Buyer. A payment or benefit shall be considered to be “earned” hereunder on the date Transferred Employee has a vested right to such payment or benefit.
          (n) (i) Prior to Closing, Sellers shall use commercially reasonable efforts to enter into a new employment agreement (collectively, the “New Employment Agreements”) with each of the Sold Business Employees listed on Schedule 8.2.2(n)(i), and each such New Employment Agreement shall (A) be in substantially the same form, and contain substantially the same terms and conditions (including, without limitation, a one (1) year term) as each such Sold Business Employee’s current employment agreement, other than with respect to an increase in compensation in accordance with Section 8.1.13(b) and (B) contain a provision that provides that (I) such New Employment Agreement may be assigned or transferred by Sellers to Buyers without constituting a termination of employment by Sellers or giving rise to any termination rights of such Sold Business Employee, and (II) if one exists, an assignment or transfer of such Sold Business Employee’s change of control agreement (each, a “Change of Control Agreement”) to Buyers shall not constitute a termination of employment by Sellers or give rise to any termination rights of such Sold Business Employee.

          (ii) At Closing, Sellers shall transfer and assign, and Buyers shall assume, each New Employment Agreement (or other employment agreement for the Sold Business Employees listed on Schedule 8.2.2(n)(i) which remains in effect at such time) and Change of Control Agreement for each Sold Business Employee a party thereto, provided, that, any change of control payment made by Buyers within twelve (12) months from Closing pursuant to a Change of Control Agreement on account of the termination of a Sold Business Employee’s employment shall be the sole responsibility of Sellers and their Affiliates, and Sellers and their Affiliates shall indemnify and hold harmless Buyers against all Losses incurred or accrued by Buyers with respect thereto. Notwithstanding anything contained herein to the contrary, the indemnity obligations of Sellers for the change of control payments referenced in this Section 8.2.2(n)(ii) shall be reduced by any severance amounts which would otherwise be owed to such Sold Business Employees pursuant to any employee benefit plans, programs or arrangements, including, without limitation, any termination or severance policies, of Buyers as a result of such Sold Business Employee’s status as a Transferred Employee following the Closing if the Change of Control Agreements did not exist.
          8.2.3 Use of Retained Intellectual Property. Buyers will, as promptly as practicable following the Closing Date, but in no event later than six (6) months after the Closing Date, remove or obliterate all trade names, trademarks and service marks included in the Retained Intellectual Property from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other materials and Buyers shall not put into use after the Closing Date any such materials not in existence on the Closing Date that bear any such trade name, trademark or service mark included in the Retained Intellectual Property or any names, marks or logos similar thereto. Notwithstanding the foregoing, Buyers shall be entitled for a period of six (6) months following the Closing Date to use (i) any signs, purchase orders, invoices, sales orders, labels, letterheads or shipping documents that otherwise constitute Purchased Assets existing on the Closing Date and (ii) any inventories that bear any such trade name, trademark or service mark included in the Retained Intellectual Property or any name, mark or logo similar thereto that otherwise constitute Purchased Assets, in each case where the removal of any such trade name, trademark or service mark or any such similar name, mark or logo would not be commercially reasonable.
          8.2.4 Tax Cooperation. Buyers and Sellers agree to retain and furnish or cause to be furnished to each other, upon request, as promptly as practicable, such working papers and information relating to the Purchased Assets and the Sold Business and to provide such assistance as is reasonably necessary for the preparation and filing of all Tax returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Sellers and Buyers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Sold Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.2.4.

          8.2.5 GST. Sellers and Buyers acknowledge and agree that the Canadian Purchased Assets constitute a business of Agilysys Canada and comprise all or substantially all of the property reasonably necessary for Canadian Buyer to be capable of carrying on the business as a business. Canadian Buyer and Agilysys Canada shall jointly elect under subsection 167(1) of Part IX of the Excise Tax Act (Canada), section 75 of the Quebec Sales Tax Act, and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Canadian Purchased Assets under this Agreement and shall make such election(s) in prescribed form containing prescribed information. Canadian Buyer shall file such election(s) in compliance with the requirements of the applicable legislation. Buyer agrees to indemnify and hold harmless Agilysys Canada in respect of any tax, penalties, and interest that may be assessed against Agilysys Canada in the event and to the extent that the applicable Governmental Authority takes the positions that the election(s) may not be made in respect of the transactions contemplated by this Agreement.
          8.2.6 Section 20 and Section 22 Elections. If applicable, Canadian Buyer and Agilysys Canada shall make the joint election under subsections 20(24) and (25) of the Income Tax Act (Canada) and the comparable provisions of any applicable provincial legislation and Canadian Buyer and Agilysys Canada shall cooperate fully in the filing of such elections in the manner required by the Income Tax Act (Canada) and applicable provincial legislation. In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, Canadian Buyer and Agilysys Canada shall make and file, in a timely manner, a joint election(s) to have the rules in Section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax Law, apply in respect of the Accounts Receivable being sold by Agilysys Canada and shall designate that portion of the Purchase Price allocated to the Accounts Receivable being sold by Agilysys Canada in accordance with the allocation described in Section 3.3.
          8.2.7 Payment of Certain Taxes. Sellers agree to timely pay all Taxes imposed on or relating to all Purchased Assets payable in respect of all periods (or portions thereof) pending on or prior to the Closing Date and Buyers agree to timely pay all such Taxes on all Purchased Assets payable in respect of periods (or portions thereof) thereafter. Sellers shall be responsible for preparing and filing all Tax returns and related filings with respect to the Purchase Assets that are required to be filed on or before the Closing Date and Buyers shall be responsible for preparing and filing all other Tax returns and related filings with respect to the Purchase Assets. Except as provided in Section 8.2.5, Buyers and Sellers shall share equally all recording fees and transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyers. The party responsible for filing any returns due in respect of such Taxes shall timely file such returns notices and the other party shall cooperate in such filing.
          8.2.8 Assumed Liabilities. Buyers shall pay, discharge and perform, as and when the same shall become due, all of the Assumed Liabilities.
          8.2.9 Noncompetition.

               (a) Agilysys agrees that it will not, and will cause its subsidiaries, including Agilysys Canada, not to, for a period of five (5) years from the Closing Date, without the prior written consent of Buyers, either directly or indirectly, (i) engage or participate anywhere in the world other than Canada in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended or of an otherwise publicly traded company) any line of business which comprised the Sold Business on the Closing Date; or (ii) cause or attempt to cause any officer, employee or consultant of Buyers engaged in the Sold Business to resign or sever a relationship with Buyers. Agilysys further acknowledges the covenant by Agilysys Canada, below, and agrees to not do anything, directly or indirectly, to impair the same. Notwithstanding the foregoing, Buyers acknowledge and agree that Agilysys may continue to own an equity interest in and continue to maintain other business relationships with Magirus AG and such equity interest and relationships shall not constitute a violation of this Section 8.2.9(a).
               (b) Agilysys Canada acknowledges the above covenant by Agilysys and agrees that it will not for a period of five (5) years from the Closing Date, without the prior written consent of Buyers, either directly or indirectly, (i) engage or participate anywhere in Canada in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended or of an otherwise publicly traded company) any line of business which comprised the Sold Business on the Closing Date; or (ii) cause or attempt to cause any officer, employee or consultant of Buyers engaged in the Sold Business to resign or sever a relationship with Buyers (the “Canada Non-Competition Covenant”). Notwithstanding the foregoing, Buyers acknowledge and agree that Agilysys Canada may continue to own an equity interest in and continue to maintain other business relationships with Magirus AG and such equity interest and relationships shall not constitute a violation of this Section 8.2.9(b).
          8.2.10 Nonsolicitation. Sellers will not, for a period of five (5) years from the Closing Date, without the prior written consent of Buyers, directly or indirectly, (i) solicit the employment of any Transferred Employee other than through general advertising not specifically directed at such employee, (ii) hire any Transferred Employee of Buyers other than is permitted by clause (i) above, or (iii) solicit, entice, induce or encourage any Transferred Employee to terminate his or her relationship with Buyers in order to become an employee of Sellers; provided, however, that Sellers shall not be restricted from soliciting the employment of or hiring any Transferred Employees that have previously been terminated by Buyers or have terminated their employment with Buyers other than as a result of Sellers’ violation of this Section 8.2.10.
          8.2.11 Investment Canada. Canadian Buyer shall within the prescribed time file a notification regarding the purchase of the Canadian Purchased Assets as required under the Investment Canada Act.
          8.2.12 Product Liability/Returned Goods. In the event that any person asserts a claim for Product Liabilities or for Returned Goods in connection with any products sold by Sellers prior to the Closing Date, Buyers shall provide reasonable assistance to Sellers to notify the supplier of such product of the claim and to request such supplier to fulfill its responsibility in respect of such claim. In the event that the supplier does not assume responsibility for any such claim, Buyers shall, at the request of Sellers, provide replacement product to Sellers at cost.
     SECTION 8.3. Miscellaneous Covenants.
          8.3.1 Publicity. Prior to the Closing Date, neither Sellers nor Buyers shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement except as may be required by applicable Law or pursuant to any listing agreement with any national securities exchange, without the other’s prior consent thereto.
          8.3.2 Expenses. Except to the extent otherwise specifically provided herein, Buyers shall pay all the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyers or their representatives, and Sellers shall pay all the expenses incident to the transactions contemplated by this Agreement which are incurred by Sellers or their representatives.
          8.3.3 No Assignment. No assignment by either party of this Agreement or any right or obligation hereunder, in whole or in part, may be made without the prior written consent of the other party. Any assignment attempted without that consent will be void and of no effect; provided, however, that Buyers may assign their rights under this Agreement to an Affiliate of Buyers’ so long as they remain obligated hereunder.
          8.3.4 Further Assurances. Each party hereto agrees that, as requested by the other party after the Closing, it will do all such further acts as may be required to effect the transactions contemplated hereby. To the extent Sellers are not able to obtain the requisite consents to assign to Buyers any of the Assumed Contracts which require such consents, Sellers agree to enter into mutually agreeable agreements with Buyers for each such Assumed Contract for which consent to assignment was not obtained, under which Buyers shall, to the extent practicable and possible, obtain the reasonably equivalent corresponding rights and benefits of any such Assumed Contracts and the reasonably equivalent corresponding obligations and liabilities thereunder, so that Buyers are, to the extent practicable and possible, put in substantially the same position they would have been in had such consent been obtained by Sellers. Such agreements may be in the form of a subcontract, sub-license or sub-lease to a Buyer or Sellers appointing the relevant Buyer as agent to such Seller to perform under such Assumed Contract, or any other arrangement which the relevant Buyer could enforce for the benefit of such Buyer, with the relevant Buyer assuming such Seller’s obligations, and any and all rights and benefits of such Seller against a third party thereto.
SECTION 9.
INDEMNIFICATION
     SECTION 9.1. Survival. Each of the representations, warranties and covenants set forth in this Agreement shall survive the Closing:
          (a) Indefinitely with respect to (i) the representations and warranties contained in Sections 4.1(a), 4.2, 4.8(a), 4.18, 5.1, 5.2 and 5.7 and (ii) the covenants and agreements contained in Sections 1.1, 1.2, 2.1, 2.2, 8.1.2(b), and 8.3.2;

          (b) Until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 4.12, 4.13, 4.14, 4.17 and 8.2.4 through 8.2.7;
          (c) Until such date that is eighteen (18) months after the Closing Date, in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing; or
          (d) With respect to each other covenant or agreement contained in this Agreement, until sixty (60) days following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely.
     SECTION 9.2. Indemnification By Sellers. Subject to one or more provisions of this Article 9, Buyers and their Affiliates (collectively, the “Seller Indemnified Parties”) shall be entitled to indemnification from Sellers for all Losses directly or indirectly incurred by or sought to be imposed upon the Seller Indemnified Parties arising out of or relating to any (i) breach of any covenant or agreement made by Sellers in or pursuant to this Agreement, (ii) breach of any representations and warranties made by Sellers in this Agreement, (iii) of the Retained Liabilities, (iv) Assumed Litigation in excess of $5,000,000 or (v) the contract provision described in item 2(a) of Schedule 4.25, and (vi) post-Closing liabilities of Buyers to IBM relating to the Sold Business arising from Sellers’ actions or inactions prior to Closing that are not reflected on the Audited Balance Sheet (unless Buyers have already been indemnified for such liabilities pursuant to sub-clause (1) below of this Section 9.2). “Losses” or “Loss” as used in this Agreement, means all liabilities, losses, damages, fines, fees, costs and expenses, including reasonable attorneys’ fees. In addition to the foregoing, during the period beginning on the Closing and ending on the one year anniversary thereof, the Seller Indemnified Parties shall be entitled to indemnification from Sellers for all Losses directly or indirectly incurred by or sought to be imposed upon the Seller Indemnified Parties resulting from, arising out of or relating to (1) 100% of liabilities related to trade activities with suppliers of the Sold Business arising from Sellers’ actions or inactions prior to Closing unrecorded on the Audited Balance Sheet (unless Buyers have already been indemnified for such liabilities pursuant to sub-clause (vi) of this Section 9.2) and (2) amounts not collectable from IBM for customer and debit claims, to the extent of (A) 80% of such customer and debit claims that are aged less than six (6) months as of the Closing Date, (B) 90% of such customer and debit claims that are aged between six (6) months and twelve (12) months as of the Closing Date and (C) 100% of such customer and debit claims that are aged more than twelve (12) months as of the Closing Date; provided, however, that, in each case, Seller Indemnified Parties use commercially reasonable efforts to resolve such matters during such period.
     SECTION 9.3. Indemnification By Buyers. Subject to one or more provisions of this Article 9, Sellers and their Affiliates (collectively, the “Buyer Indemnified Parties”) shall be entitled to indemnification from Buyers for all Losses directly or indirectly incurred by or sought to be imposed upon the Buyer Indemnified Parties resulting from any (i) breach of any covenant or agreement made by Buyers in or pursuant to this Agreement, (ii) breach of any representations and warranties made by Buyers in this Agreement, (iii) of the Assumed Liabilities or (iv) operation of the Sold Business post-Closing.

     SECTION 9.4. Limitations on Indemnification by Sellers. The indemnification of the Seller Indemnified Parties provided for in Section 9.2 shall be limited in certain respects as follows:
          (a) Any claim by the Seller Indemnified Parties for Indemnification pursuant to Section 9.2 shall be required to be made by delivery of a written notice describing the basis for such claim in reasonable detail, to Sellers prior to the end of the applicable period for survival set forth in Section 9.1;
          (b) The Seller Indemnified Parties shall be entitled to indemnification for matters described in Section 9.2(ii) only to the extent that the aggregate amount of all such Seller Indemnified Parties’ claims for indemnification under Section 9.2(ii), as finally resolved, exceeds 1% of the Purchase Price;
          (c) The maximum aggregate liability of Sellers for indemnification under Section 9.2(ii) herein shall in no event exceed 20% of the Purchase Price;
          (d) The Seller Indemnified Parties’ right to indemnification shall be reduced to the extent the subject matter of the claim is covered by and paid pursuant to a warranty or indemnification from a third party;
          (e) The Seller Indemnified Parties’ right to indemnification shall be reduced to the extent they receive insurance proceeds with respect to such Losses;
          (f) The Seller Indemnified Parties’ right to indemnification shall be limited to the extent the Losses are reflected in the Final Balance Sheet such that the amount payable to the Seller Indemnified Parties under such an indemnification claim shall be reduced dollar for dollar by the amount of the Losses reflected in the Final Balance Sheet, but only to the extent Buyer’s actually receive any purchase price adjustment they are entitled to under Section 3.2(e); and
          (g) The Seller Indemnified Parties shall not be entitled to indemnification with respect to Losses resulting from the termination or non-renewal of any Assumed Contract with any supplier or customer by such supplier or customer other than for cause; provided, however, notwithstanding anything contained herein or in any Assumed Contract to the contrary, the termination or non-renewal of any Assumed Contract with any supplier or customer of the Sold Business resulting from the consummation of the transactions contemplated by this Agreement, including, without limitation, as a result of the assignment, or attempted assignment, of such Assumed Contract by Sellers to Buyers without first obtaining the consent of such supplier or customer, shall not constitute “for cause” for purposes of this Agreement. Notwithstanding the foregoing, the provisions of this Section 9.4(g) shall not limit, or otherwise effect, the rights of the Seller Indemnified Parties under Sections 3.4, 6.2(m) and 8.2.9.
     SECTION 9.5. Limitations on Indemnification by Buyers. The indemnification of the Buyer Indemnified Parties provided for in Section 9.3 shall be limited in certain respects as follows:

          (a) Any claim by the Buyer Indemnified Parties for Indemnification pursuant to Section 9.3 shall be required to be made by delivery of a written notice describing the basis for such claim in reasonable detail, to Buyers prior to the end of the applicable period for survival set forth in Section 9.1;
          (b) The Buyer Indemnified Parties shall be entitled to indemnification for matters covered by Section 9.3(ii) only to the extent that the aggregate amount of all such Buyer Indemnified Parties’ claims for indemnification under Section 9.3(ii), as finally resolved, exceeds 1% of the Purchase Price;
          (c) The maximum aggregate liability of Buyers for indemnification under Section 9.3(ii) herein shall in no event exceed 20% of the Purchase Price;
          (d) The Buyer Indemnified Parties’ right to indemnification shall be reduced to the extent the subject matter of the claim is covered by and paid pursuant to a warranty or indemnification from a third party; and
          (e) The Buyer Indemnified Parties’ right to indemnification shall be reduced to the extent they receive insurance proceeds with respect to such Losses.
     SECTION 9.6. Notice of Non-Third Party Claim.
          (a) Promptly after acquiring knowledge of any Losses for which a Seller Indemnified Party is entitled to indemnification pursuant to this Article 9, Buyers shall give written notice thereof to Sellers accompanied by an affidavit of the chief executives or chief financial officers of Buyers setting forth with reasonable particularity the underlying facts (either, as of the date of such affidavit, actually known or in good faith believed by the affiant to exist) sufficient to establish a good faith estimate, if known, of the Losses incurred or to be incurred relating thereto; and including copies of all written documentation and summarizing all oral information actually known or in good faith believed by the affiant to exist relating to the circumstances or events underlying the indemnification claim. In the event Buyers make a claim which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Buyers shall bear all reasonable costs and expenses (including court costs and reasonable attorney’s and accountant’s fees) incurred by Sellers in investigating and defending against such claim.
          (b) Promptly after acquiring knowledge of any Losses for which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article 9, Sellers shall give written notice thereof to Buyers accompanied by an affidavit of the chief executive or chief financial officer of Agilysys setting forth with reasonable particularity the underlying facts (either, as of the date of such affidavit, actually known or in good faith believed by the affiant to exist) sufficient to establish, as of the date of such affidavit, the breach of a specified representation or warranty and setting forth a good faith estimate, if known, of the Losses incurred or to be incurred relating thereto; and including copies of all written documentation and summarizing all oral information actually known or in good faith believed by the affiant to exist relating to the circumstances or events underlying the indemnification claim.
     SECTION 9.7. Third Party Claims.
          (a) Notice. In order for a party (the “Indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnitee (a “Third Party Claim”), such Indemnitee must notify the party from who indemnification hereunder is sought (the “Indemnitor”) in writing of the Third Party Claim no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount of or estimated amount of such claim, and shall identify the specific basis or bases for such claim, including the representation, warranties or covenants alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnitor, without undue delay, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney client or any other privilege that may be available to the Indemnitee in connection therewith.
          (b) Control.
     (i) If a Third Party Claim is made against an Indemnitee, the Indemnitor shall be entitled to participate, at its expense, in the defense thereof. Notwithstanding the foregoing, if the Indemnitor irrevocably admits to the Indemnitee in writing its obligation to indemnify the Indemnitee for all liabilities and obligations relating to such Third Party Claim, the Indemnitor may elect to assume and control the defense thereof (by providing notice to Indemnitee of such election within thirty (30) days following delivery of notice of a Third Party Claim by Indemnitee to Indemnitor) with counsel reasonably satisfactory to the Indemnitee, at the sole cost and expense of the Indemnitor, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnitor to a final conclusion or will be settled in accordance with 9.7(c). If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense; provided, however, that the Indemnitee may at any time prior to the Indemnitor’s delivery of the notice to the Indemnitee of the Indemnitor’s election to assume the defense of any Third Party Claim, file any motion, answer or other pleadings or take any other action that is reasonably necessary or appropriate to protect the Indemnitee’s interests. Notwithstanding anything to the contrary provided in the immediately preceding sentence, the Indemnitor will pay the Indemnitee’s costs and expenses with respect to its separate counsel if (x) in the Indemnitee’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnitee to be represented by separate counsel because a conflict or potential conflict exists between the Indemnitor and the Indemnitee or (y) the named parties to such Third Party Claim include both the Indemnitor and the Indemnitee and the Indemnitee determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnitor.
     (ii) If the Indemnitor fails to notify the Indemnitee within thirty (30) days following delivery of notice of a Third Party Claim by Indemnitee to Indemnitor that the Indemnitor desires to defend the Third Party Claim pursuant to this Section 9.7, or if the Indemnitor gives such notice but fails to prosecute diligently or settle the Third Party Claim, then the Indemnitee will have the right to defend, at the sole cost and expense of the Indemnitor, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnitee in good faith or will be settled at the discretion of the Indemnitee (with the consent of the Indemnitor, which consent will not be unreasonably withheld). The Indemnitee will have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the previous sentence); provided, however, that if requested by the Indemnitee, the Indemnitor will, at the sole cost and expense of the Indemnitor, provide reasonable cooperation to the Indemnitee and its counsel in contesting any Third Party Claim which the Indemnitee is contesting.
          (c) Settlement. If the Indemnitor so assumes the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the Indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the Indemnitor, the retention and (upon Indemnitor’s request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnitor has assumed the defense of a Third Party Claim, (i) the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld), (ii) the Indemnitee shall agree to any settlement, compromise or discharge of any Third Party Claim which the Indemnitor may recommend and which by its terms releases the Indemnitee from any liability in connection with such Third Party Claim, and (iii) the Indemnitor shall not, without the written consent of the Indemnitee, enter into any settlement, compromise or discharge or consent to the entry of a judgment which imposes any obligation or restriction upon Indemnitee.
          (d) Cooperation. Each party shall make available to the other all records and other materials reasonably required to contest any Third Party Claim and shall cooperate fully with the other in the defense of all such claims. Information disclosed by one party to the other shall be kept confidential. The party not in control of the Third Party Claim shall have the right to be represented by counsel of its own choosing and at its own expense. The party in control shall keep the other informed of all material developments in connection with any Third Party Claim.

     SECTION 9.8. Disputes Involving Claims for Indemnification. If the Indemnitor notifies the Indemnitee that it does not dispute its liability to the Indemnitee with respect to any claim for indemnification hereunder, or fails to notify the Indemnitee within thirty (30) days following delivery of notice of any such claim by Indemnitee to Indemnitor whether the Indemnitor disputes its liability to the Indemnitee with respect to such claim, the Loss arising from such claim will be conclusively deemed a liability of the Indemnitor and the Indemnitor shall pay the amount of such Loss to the Indemnitee on demand following the final determination thereof. If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days following receipt of an Indemnitee of a written notice from an Indemnitor stating that it disputes all or any portion of a claim for indemnification hereunder, such dispute shall be resolved by litigation in a court of competent jurisdiction.
     SECTION 9.9. Exclusive Remedy. Except as provided in Section 8.1.6, each party shall have no liability to the other party with respect to any breach or nonfulfillment of any covenant or any other matter or claim relating to or arising out of this Agreement, except that with respect to any breach of, inaccuracy in, or violation of any representation or warranty or nonfulfillment of any covenant for which a right to claim indemnification is provided in this Article 9, a claim or an action under and pursuant to the terms, conditions and limitations of this Article 9 shall be the sole and exclusive right and remedy of a party seeking indemnification, and such party shall not have any other claim, cause of action, right, or remedy for such breach, inaccuracy, violation or nonfulfillment based upon this Agreement, any provision of any federal, state or provincial securities or other Law (including CERCLA and similar contribution rights) or based upon any other cause of action arising at law or in equity; provided, however, that if for any reason a court of competent jurisdiction shall refuse to enforce this provision, and shall permit a party seeking indemnification to assert any action based other than upon the right to claim indemnification as provided in this Article 9, such party agrees that the amount of such other claim shall be subject to and limited by the provisions of this Article 9. The provisions of this Section 9.9 shall not preclude the prosecution of any action or proceeding based on fraud.
SECTION 10.
CONSTRUCTION
     SECTION 10.1. Notices. All notices shall be in writing delivered as follows:

(a)	If to Sellers, to:	Agilysys, Inc. 2255 Glades Road, Suite 301 Boca Raton, Florida 33431 Attention: Chief Executive Officer Facsimile: (561) 999-8765

	With copies to:	Agilysys, Inc. 2255 Glades Road, Suite 301 Boca Raton, Florida 33431 Attention: Vice President and Corporate Counsel Facsimile: (561) 999-8765

	And:	Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114-2688 Attention: Lawrence N. Schultz, Esq. Facsimile: (216) 241-0816

(b)	If to Buyers, to:	Arrow Electronics, Inc. 50 Marcus Drive Melville, NY 11747 Attention: Peter Brown, Senior Vice President and General Counsel Facsimile No.: (631) 391-4379

	With copies to:	Milbank, Tweed, Hadley & Mccloy LLP 1 Chase Manhattan Plaza New York, NY 10005 Attn: Howard Kelberg, Esq. Facsimile No.: (212) 530-5219
or to such other address as may have been designated in a prior notice. Notices may be sent by (a) overnight courier, (b) confirmed facsimile transmission, or (c) registered or certified mail, postage prepaid, return receipt requested; and shall be deemed to have been given (a) in the case of overnight courier, the next business day after the date sent, (b) in the case of facsimile transmission, on the date of confirmation of such transmission, and (c) in the case of mailing, three business days after being mailed, and otherwise notices shall be deemed to have been given when received by the Person to whom the notice is addressed or any other Person with apparent authority to accept notices on behalf of the Person to whom the notice is addressed.
     SECTION 10.2. Binding Effect. Except as may be otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     SECTION 10.3. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     SECTION 10.4. Exhibits and Schedule. The Exhibits and Schedules referred to in this Agreement shall be deemed to be a part of this Agreement. All Schedules referred to in this Agreement shall be initialed by the party delivering the same and dated the date of delivery.
     SECTION 10.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall be effective upon execution and delivery of either manually signed or facsimile signed signature pages.

     SECTION 10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.
     SECTION 10.7. Waivers. Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.
     SECTION 10.8. Pronouns. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.
     SECTION 10.9. Time Periods. Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days unless otherwise expressly provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.
     SECTION 10.10. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.
     SECTION 10.11. Modification. No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.
     SECTION 10.12. Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder. Notwithstanding the foregoing, the confidentiality provisions set forth in the Confidentiality Agreement shall survive this Agreement, except that effective upon Closing, Buyers will no longer be subject to any confidentiality provisions contained in the Confidentiality Agreement to the extent they relate solely to the Sold Business. In the event this Agreement is terminated without the Closing occurring, then the obligations set forth in the aforesaid Confidentiality Agreement shall survive the termination hereof in accordance with the terms thereof and hereof.
     SECTION 10.13. No Third Party Beneficiary Rights. This Agreement shall inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever.
     SECTION 10.14. Definitions.
          “Accounts Receivable” has the meaning set forth in Section 1.1(j).

          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
          “Agilysys” shall mean Agilysys, Inc.
          “Agilysys Board” has the meaning set forth in Section 8.1.8(a).
          “Agilysys Canada” shall mean Agilysys Canada, Inc.
          “Arbitrator’s Award Report” has the meaning set forth in Section 3.2(c).
          “Assumed Contracts” has the meaning set forth in Section 1.1(h).
          “Assumed Liabilities” has the meaning set forth in Section 2.1.
          “Assumed Product Liabilities” has the meaning set forth in Section 2.1(f).
          “Assumed Litigation” means the litigation disclosed in Schedules 4.14(b) and 4.11(d), except for item 1 of 4.11(d)— “the Vigilos Inc. litigation.”
          “Audited Balance Sheet” has the meaning set forth in Section 3.2(a).
          “Balance Sheet” has the meaning set forth in Section 1.1.
          “Benefit Plans” has the meaning set forth in Section 4.13(a).
          “BEP” has the meaning set forth in Section 8.2.2(g).
          “Business Combination” shall mean with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the assets and properties of such Person.
          “Buyer” means Arrow Electronics, Inc., a New York corporation.
          “Buyers” means Buyer together with Canadian Buyer.
          “Buyers’ 401(k) Plan” has the meaning set forth in Section 8.2.2(f).
          “Buyer Indemnified Parties” has the meaning set forth in Section 9.3.
          “Canadian Buyer” means Arrow Electronics Canada Ltd., a Canadian corporation.
          “Canadian Liabilities” has the meaning set forth in Section 2.1
          “Canadian Purchased Assets” has the meaning set forth in Section 1.1.
          “CERCLA” has the meaning set forth in Section 4.12(c).

          “Change of Control Agreements” has the meaning set forth in Section 8.2.2(n)(i).
          “Closing” has the meaning set forth in Section 7.1.
          “Closing Date” has the meaning set forth in Section 7.1.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and regulations and pronouncements promulgated thereunder.
          “Competition Act” has the meaning set forth in Section 4.3.
          “Confidentiality Agreement” shall have the meaning set forth in Section 8.1.2(b).
          “Disputed Payables” shall mean any accounts payable or other liabilities of the Purchased Assets or the Sold Business existing at the Closing which Sellers are disputing and any such accounts payable or other liabilities of the Purchased Assets or the Sold Business arising thereafter on account of any period prior to the Closing and not included in the Audited Balance Sheet, including without limitation the IBM Disputed Payables.
          “Drop Dead Date” has the meaning set forth in Section 8.1.5(b).
          “Effective Time” has the meaning set forth in Section 8.2.2(a).
          “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical buildings, structures, improvements and fixtures thereon.
          “Environmental Laws” has the meaning set forth at the end of Section 4.12.
          “Environmental Liabilities” shall mean any liabilities or obligations arising under Environmental Laws (whether known or unknown, foreseen or unforeseen, contingent or otherwise, fixed or absolute or present or arising in the future), including without limitation any liabilities or obligations arising from any of the following conditions or events, regardless of when arising or occurring: (a) pollution, contamination or any other adverse environmental conditions (including, but not limited to, any adverse environmental conditions either on-site or off-site); (b) the presence, release, threatened release or exposure to Hazardous Substances; (c) the on-site or off-site transportation, storage, treatment, recycling, disposal or arrangement for disposal of Hazardous Substances; or (d) any violation of any Environmental Law.
          “ERISA” has the meaning set forth in Section 4.13.
          “ERISA Affiliate” has the meaning set forth in Section 4.13.
          “Final Balance Sheet” has the meaning set forth in Section 3.2(b).
          “Financial Statements” has the meaning set forth in 4.5.

          “GAAP” means generally accepted accounting principles.
          “Governmental Authority” has the meaning set forth in Section 4.3.
          “GST” has the meaning set forth in Section 4.17.
          “Hazardous Substance” means any substance or material: (i) the Release or presence of which requires investigation or Remediation under any Environmental Law; (ii) that is defined as a “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental Law; (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous; or (iv) without limitation, that is or contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.
          “HSR” has the meaning set forth in Section 4.3.
          “IBM Disputed Payables” shall mean any accounts payable or other liabilities payable by Sellers to IBM with respect to the Purchased Assets or the Sold Business which Sellers are disputing and any such accounts payable or other liabilities of the Purchased Assets or the Sold Business arising thereafter (on account of any period prior to the Closing Date) and not included in the Audited Balance Sheet.
          “Indemnitee” has the meaning set forth in Section 9.7(a).
          “Indemnitor” has the meaning set forth in Section 9.7(a).
          “Independent Accountants” has the meaning set forth in Section 3.2(c).
          “Interim Period” has the meaning set forth in Section 8.2.1(b).
          “Intellectual Property” means any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) patents and patent applications, (b) Marks, (c) copyrights (registered or unregistered), and applications for registration of copyrights, (d) internet domain names and (e) Trade Secrets.
          “Inventory” has the meaning set forth in Section 1.1(e).
          “Keylink Systems” has the meaning set forth in the Recitals.
          “Knowledge” means the actual knowledge of any officer or employee of Sellers listed on Schedule 10.14(a).
          “Law” means any federal, state, provincial, local or foreign statute, law (including, without limitation, common law), ordinance, regulation, rule or code, decree, injunction or order.
          “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, charge or claim.

          “Losses” has the meaning set forth in Section 9.2.
          “Lost Customers Multiple” has the meaning set forth in Section 3.4.
          “Management” means with respect to any Hazardous Substance, the use, possession, distribution, processing, manufacturing, generation, treatment, storage, recycling, transportation, Release, Remediation or disposal or arrangement for disposal of such Hazardous Substance.
          “Marks” means registered and unregistered trademarks and service marks, trade names and similar rights and applications to register any of the foregoing, whether protected, created or arising under the laws of the United States or any other jurisdiction.
          “Material Adverse Effect” means a material adverse effect on the business, condition, financial or otherwise, assets, liabilities, or results of operations of the Sold Business, taken as a whole, reasonably expected to result in the occurrence of a Loss to the Sold Business, individually or in the aggregate, equal to or greater than $2,500,000; except to the extent resulting from (i) any change in general United States or global economic conditions, or (ii) any change in general economic conditions in the industry in which the Sold Business operates which changes do not affect Sellers disproportionately relative to other entities, or (iii) the termination or modification of any Assumed Contract with any supplier or customer by such supplier or customer other than for cause; provided, however, that a Material Adverse Effect will not result if an Assumed Contract is terminated because of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the attempted assignment of such Assumed Contract by Sellers to Buyers.
          “Material Contracts” has the meaning set forth in Section 4.15(c).
          “New Employment Agreements” has the meaning set forth in Section 8.2.2(n)(i).
          “Operative Agreements” means, collectively, the Procurement Agreement and the Transition Agreement.
          “Oracle Lost Sales” has the meaning set forth in Section 3.4.
          “Oracle Refusal” has the meaning set forth in Section 3.4.
          “Permitted Lien” shall mean (i) mechanics’, carriers’, repairmen’s or other like Liens arising or incurred in the ordinary course of business, in each case, less than $10,000, (ii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which Sellers are not in default, (iii) Liens for current Taxes, assessments (both general and special) and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP, (iv) immaterial imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, impair the continued use and operation of any asset to which they relate in the conduct of the Sold Business as presently conducted, (v) Sold Business Real Property Leases, Tangible Personal Property Leases, (vi) easements, covenants, rights-of-way and other similar restrictions, conditions of record or encumbrances and shown on the surveys provided to Buyers, and (vii) (A) zoning, building and other similar restrictions or encumbrances imposed by applicable Laws, (B) Liens that have been placed by any developer, landlord or other third party on property over which Seller has easement rights or, on any Sold Business Real Property, under any lease or subordination or similar agreements relating thereto, and (C) unrecorded easements, covenants, rights of way or other similar restrictions on the Sold Business Real Property none of which, individually or in the aggregate, materially impair the continued use and operation of such Sold Business Real Property in the conduct of the Sold Business.
          “Person” shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity or organization.
          “Pre-Closing Lost Customers” has the meaning set forth in Section 3.4.
          “Pre-Closing Lost Sales” has the meaning set forth in Section 3.4.
          “Procurement Agreement” has the meaning set forth in Section 6.2(e).
          “Product Liabilities” has the meaning set forth in Section 2.2(j).
          “Proposal” means a written unsolicited proposal from a third party to consummate a merger, stock sale, asset sale or other transaction that could reasonably be expected to result in the sale of all or substantially all of the Sold Business that the Agilysys Board believes in good faith to be bona fide and which is received by Sellers after the date hereof.
          “Proxy Statement” has the meaning set forth in Section 8.1.8(b).
          “Purchased Assets” has the meaning set forth at the end of Section 1.1.
          “Purchase Price” has the meaning set forth in Section 3.1.
          “Recommendation” has the meaning set forth in Section 8.1.8(b).
          “Registered Sold Business Marks” has the meaning set forth in Section 4.11(a).
          “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. 9601(22), but not subject to the exceptions in Subsection (A) and (D) of 42 U.S.C. 9601(22).
          “Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Authorities pursuant to 42 U.S.C. § 6924.
          “Representatives” has the meaning set forth in Section 8.1.2(b).
          “Retained Assets” has the meaning set forth at the end of Section 1.2.
          “Retained Benefit Plan” has the meaning set forth in Section 4.13(a).

          “Retained Environmental Liabilities” shall mean any Environmental Liabilities, whenever arising or occurring, and regardless of whether known to Buyers or set forth on any schedule to this Agreement, arising from or relating to (i) the Retained Assets, or (ii) otherwise arising from or relating to Sellers or any of their respective predecessors or Affiliates, the Purchased Assets, the Sold Business or the Sold Business Real Property, except for any Environmental Liabilities where the facts or events underlying such liabilities are first created or first caused by the operation of the Sold Business by Buyers after the Closing Date.
          “Retained Liabilities” has the meaning set forth in Section 2.2.
          “Retained Intellectual Property” has the meaning set forth in Section 1.2(d).
          “Retained Real Property” has the meaning set forth in Section 1.2(l).
          “Returned Goods” has the meaning set forth in Section 2.2(i).
          “Schedules” has the meaning set forth in Section 8.1.4.
          “Seller Indemnified Parties” has the meaning set forth in Section 9.2.
          “Sellers” shall mean Agilysys and Agilysys Canada.
          “Seller’s Health FSA” has the meaning set forth in Section 8.2.2(d).
          “Sellers’ Consents” has the meaning set forth in Section 8.1.14.
          “Sellers’ 401(K) Plan” has the meaning set forth in Section 8.2.2(f).
          “Severance” has the meaning set forth in Section 2.2(c).
          “Shareholder Approval” has the meaning set forth in Section 8.1.8(a).
          “Shareholders’ Meeting” has the meaning set forth in Section 8.1.8(a).
          “Sold Business” has the meaning set forth in the Recitals.
          “Sold Business Copyrights” has the meaning set forth in Section 1.1(d).
          “Sold Business Employees” has the meaning set forth in Section 4.14(a).
          “Sold Business Intellectual Property” has the meaning set forth in Section 1.1(d).
          “Sold Business Leased Real Property” has the meaning set forth in Section 1.1(a).
          “Sold Business Marks” has the meaning set forth in Section 1.1(d).
          “Sold Business Owned Real Property” has the meaning set forth in Section 1.1(b).
          “Sold Business Real Property” has the meaning set forth in Section 1.1(b).

          “Sold Business Real Property Leases” has the meaning set forth in Section 1.1(a).
          “Sold Business Trade Secrets” has the meaning set forth in Section 1.1(d).
“Special Closing Condition—Material Adverse Effect” means a Material Adverse Effect on the business, condition, financial or otherwise, assets, liabilities or results of operations of the Sold Business, taken as a whole, reasonably expected to result in the occurrence of a Loss to the Sold Business, individually or in the aggregate, equal to or greater than $25,000,000; except to the extent resulting from (i) any change in general United States or global economic conditions, or (ii) any change in general economic conditions in the industry in which the Sold Business operates which changes do not affect Sellers disproportionately relative to other entities, or (iii) the termination or modification of any Assumed Contract with any supplier or customer by such supplier or customer other than for cause; provided, however, that a Special Closing Condition — Material Adverse Effect will not result if an Assumed Contract is terminated because of the execution of this Agreement or the transactions contemplated by this Agreement, including, without limitation, the attempted assignment of such Assumed Contract by Sellers to Buyers.
          “Stay Bonus Plan” has the meaning set forth in Section 8.2.2(m).
          “Superior Offer” means a merger, stock sale, asset sale or other transaction that could reasonably be expected to result in the sale of all or substantially all of the Sold Business that the Agilysys Board believes in good faith to be bona fide and which the Agilysys Board determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the holders of common stock of Agilysys than the transactions contemplated by this Agreement (taking into account the anticipated timing, financing and other closing conditions, prospects for completion of such proposal, the Termination Fee payable under this Agreement and all financial, regulatory, legal and other aspects of such proposal).
          “Tangible Personal Property” has the meaning set forth in Section 1.1(c).
          “Tangible Personal Property Leases” has the meaning set forth in Section 1.1(l).
          “Target Working Capital” shall mean, in the event the Closing Date is (a) March 31, 2007, the dollar amount equal to the greater of (i) 11% of the revenues of the Sold Business for the three month period ending on the Closing Date and (ii) $32 million, (b) April 30, 2007, the dollar amount equal to the greater of (i) 14% of the revenues of the Sold Business for the three month period ending on the Closing Date and (ii) $38 million or (c) May 31, 2007, the dollar amount equal to the greater of (i) 11% of the revenues of the Sold Business for the three month period ending on the Closing Date and (ii) $32 million. For purposes of clarification, revenues shall be calculated in accordance with GAAP.
          “Tax” has the meaning set forth in Section 4.17.
          “Terminated Suppliers” shall mean the suppliers of any terminated franchised lines of the Sold Business listed on Schedule 10.14(b), together with any other suppliers of the

Sold Business that terminate their respective franchised lines of business from the date of the Agreement until Closing.
          “Third Party Claim” has the meaning set forth in Section 9.7(a).
          “Third Party License” has the meaning set forth in Section 4.11(b).
          “Title Company” shall mean Chicago Title Insurance Company or such other company designated by Buyers.
          “Title Policy” has the meaning set forth in Section 6.2(j).
          “Transition Agreement” has the meaning set forth in Section 6.2(f).
          “Transferred Employee” has the meaning set forth in Section 8.2.2(b).
          “Trade Secrets” means know-how, processes, methods, concepts, inventions, databases, technical data, customer lists. marketing and other business plans and other proprietary or confidential information that derives economic value from not being generally known to other persons who can obtain economic value from its disclosure.
          “US Buyer” means Support Net, Inc., an Indiana corporation.
          “WARN” has the meaning set forth in Section 2.1(d).
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AGILYSYS, INC.
By:	/s/ Arthur Rhein
Its: Chairman

AGILYSYS CANADA INC.
By:	/s/ Arthur Rhein
Its: Chairman

(“Sellers”)

ARROW ELECTRONICS, INC.
By:	/s/ William E. Mitchell
Its: Chairman, President & CEO

SUPPORT NET, INC.
By:	/s/ Peter S. Brown
Its: Senior Vice President

ARROW ELECTRONICS CANADA LTD.
By:	/s/ Peter S. Brown
Its: President

(“Buyers”)